Your Internet Defender Inc. 8-K

Exhibit 2.1

SECURITIES EXCHANGE AND ACQUISITION AGREEMENT

This SECURITIES EXCHANGE AND ACQUISITION AGREEMENT (the "Acquisition Agreement") is dated as of August 5, 2014 by and between Your Internet Defender Inc., a Nevada corporation (the "Company"), and Corindus, Inc., a Delaware corporation ("Corindus").

W I T N E S S E T H:

WHEREAS, the Board of Directors of each of the Company and Corindus deem it advisable and in the best interest of their respective shareholders to consummate the transactions contemplated by this Agreement to provide for the acquisition of Corindus by the Company on the terms and subject to the conditions provided for herein;

WHEREAS, the Company has an authorized capitalization of 151,000,000 shares, consisting of 150,000,000 shares of common stock, $0.0001 par value per share ("Company Common Stock"), and 1,000,000 shares of preferred stock, $0.0001 par value per share ("Company Preferred Stock"), of which 52,000,000 shares of Company's Common Stock and zero shares of the Company's Preferred Stock are currently issued and outstanding;

WHEREAS, Corindus has an authorized capitalization of 6,595,450 shares consisting of (i) 3,548,850 shares of common stock, $0.01 par value per share (the "Common Stock"), of which 1,843,434 shares are designated as Ordinary Common Stock, 657,498 shares are designated as Uncapped Common Stock, and 1,047,918 shares are designated as Capped Common Stock (collectively, the "Corindus Common Stock"), and (ii) 3,046,600 shares of preferred stock, $0.01 par value per share (the " Preferred Stock"), of which 155,248 shares are designated as Series A Preferred Stock, 367,895 shares are designated as Series B Preferred Stock, 680,023 shares are designated as Series C Preferred Stock, 567,336 shares are designated as Series D Preferred Stock, 173,146 shares are designated as Series D-1 Preferred Stock, 160,778 shares are designated as Series D-2 Preferred Stock and 942,174 shares are designated as Series E Preferred Stock (collectively, the “Corindus Preferred Stock”).  Prior to Closing, 2,811,499 outstanding shares of Corindus Preferred Stock were converted according to their designations into 1,609,333 shares of Ordinary Common Stock, 154,248 shares of Uncapped Common Stock and 1,047,918 shares of Capped Common Stock. Currently, there are 2,934,168 shares of Corindus Common Stock issued and outstanding (which includes all conversions from Corindus Preferred Stock outlined herein and 122,669 shares already outstanding) and zero shares of Corindus Preferred Stock issued and outstanding.

WHEREAS, this Acquisition Agreement requires that (i) all outstanding shares of common stock of Corindus (the "Corindus Shares") be exchanged for shares of Company Common Stock (the "Company Shares") and (ii) all outstanding options and warrants to purchase shares of common stock of Corindus (the "Corindus Options" and "Corindus Warrants") be exchanged for or replaced with options and warrants to acquire shares of Company Common Stock (the "Company Options" and "Company Warrants") (the "Transaction");

WHEREAS, the Board of Directors of the Company and Corindus have determined that this transaction, including the issuance of Company Shares in exchange for Corindus Shares, will qualify as a tax-free reorganization, as contemplated by and meeting the requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

WHEREAS, the Board of Directors of the Company and Corindus, have each approved and adopted this Acquisition Agreement and the transactions contemplated hereby; and

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

Unless otherwise specified, all capitalized terms used in this Acquisition Agreement have the meaning set forth on Exhibit A.

ARTICLE 1

DESCRIPTION OF TRANSACTION

1.1 Acquisition of Corindus, Inc. and Corindus Security Corporation.

The Company will acquire 100% of the Corindus Shares in exchange for the issuance of the Company Shares, issued in accordance with the Exchange Ratio (as defined herein below). Thereafter, Corindus will be a wholly owned subsidiary of the Company.

The Company will replace 100% of the Corindus Options and Corindus Warrants with the Company Options and Company Warrants.

Immediately after the Closing, the Company will acquire 100% of the issued and outstanding shares of common stock of Corindus Security Corporation through the execution of an Interest Transfer Agreement between the Company and Corindus. Thereafter, Corindus Security Corporation will be a wholly owned subsidiary of the Company. The Interest Transfer Agreement will be in the form of agreement as attached hereto as Exhibit B.

1.2 Closing.

The consummation of the Transaction (the "Closing") will occur at the corporate offices of Corindus at 309 Waverly Oaks Rd., Suite 105, Waltham, Massachusetts 02452 on or before August 12, 2014, or at such other place, date and time as the parties may agree upon (the "Closing Date"). If the Closing fails to occur by August 12, 2014, or by such later date to which the Closing may be extended as provided hereinabove, this Acquisition Agreement will automatically terminate, all parties will pay their own expenses incurred in connection herewith, and no party hereto will have any further obligations hereunder.

1.3 Issuance and Exchange of Company Shares for Corindus Shares.

At Closing, to be held in accordance with the provisions herein and subject to the terms and agreements set forth below, each Corindus Share outstanding immediately prior to the Closing will be exchanged for the respective numbers of validly issued, fully paid and non-assessable Company Shares, with all fractional shares to be rounded up to the nearest whole share. The exchange ratio for converting Corindus Shares into Company Shares will be 25.00207 Company Shares for each Corindus Share (the "Exchange Ratio"). Accordingly, the Company will issue 73,360,287 Company Shares in exchange for 100% of the outstanding Corindus Shares.

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1.4 Issuance and Exchange of Company Options and Company Warrants for Corindus Options and Corindus Warrants.

At Closing, the Company will issue Company Options in exchange for or replacement of the Corindus Options which were previously issued pursuant to the Corindus 2006 Option Plan and the Corindus 2008 Option Plan. The replacement Company Options will be issued pursuant to the form of Stock Option for 2006 Plan Option Holders (Employees), the form of Stock Option for 2008 Plan Option Holders (Officers), the form of Stock Option for 2008 Plan Option Holders (Employees), the form of Stock Option under the 2006 Plan for Directors, and the form of Stock Option under the 2008 Plan for Directors which are attached hereto as Exhibit C, Exhibit D-1, Exhibit D-2, Exhibit E and Exhibit F, respectively. All Company Options will be governed by and issued pursuant to the 2014 Stock Award Plan to be adopted by the Company at Closing, a copy of which is attached hereto as Exhibit G. The Company Options will cover a number of Company Shares equal to the product (rounded down to the next whole number of Company Shares) of (i) the number of Corindus Shares underlying the Corindus Option immediately prior to the Closing multiplied by the Exchange Ratio, and will have an exercise price per Company Share equal to the per share exercise price of such Corindus Option immediately prior to the Closing divided by the Exchange Ratio. The Company Options will continue to vest and become exercisable following the Closing based on the Option Holder’s continued service to the Company thereafter on the same time-vesting schedule as applied prior to the Closing. The Company will similarly issue Company Warrants in exchange for Corindus Warrants. The Company will reserve 9,035,016 and 5,029,865 Company Shares for issuance upon the exercise of Company Options and Company Warrants, respectively.

1.5 Lock-up Agreements on Company Shares, Company Options and Company Warrants.

The holders of Corindus Shares (the "Corindus Shareholders"), the holder of Corindus Options issued pursuant to the Corindus 2006 Option Plan (the "2006 Option Plan"), and the holders of Corindus Warrants, will execute lock-up agreements (the "Lock-Up Agreements") for a 12-month lock-up period plus a following 12–month limited sale period, commencing with the date of the Closing (the "Locked-Up Period"). Each holder of Corindus Options issued pursuant to the Corindus 2008 Option Plan will be required to execute the same Lock-Up Agreement upon exercise of their replacement Company Options. The Lock-Up Agreements will be substantially in the form of agreement attached hereto as Exhibit H.

1.6 Spin-Out of the Company's Former Operating Business; Name Change.

At Closing, the Company will transfer its former operations to Lisa Grossman in exchange for the satisfaction of a promissory note issued to her in the principal amount of $248,831.59 (the "Grossman Note"). Thereafter, the business of Corindus will become the sole business of the Company and, as soon as is practicable after the Closing, the Company will change its name to “Corindus Vascular Robotics, Inc.” The transfer will occur pursuant to a written agreement between the Company and Lisa Grossman in a form acceptable to Corindus, including full releases of the Company by Lisa Grossman, indemnification of the Company by Lisa Grossman for past and future conduct of the operations, and an assumption of liabilities, both known and unknown, by Lisa Grossman for all Company activities prior to Closing (the “Spin-Out Agreement”).

1.7 Increase in Authorized Shares of the Company.

As soon as practicable after Closing, the Company will file a Certificate of Amendment and Restatement of Articles with the Secretary of State of the State of Nevada to change its name to “Corindus Vascular Robotics, Inc.” and to increase its authorized capital stock from 151,000,000 shares to 260,000,000 shares (250,000,000 shares of common stock at $0.0001 par value per share and 10,000,000 shares of preferred stock a $0.0001 par value per share). The form of Certificate of Amendment to the Certificate of Incorporation to be filed with the Secretary of State of the State of Nevada is attached hereto as Exhibit I.

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1.8 Repurchase of Outstanding Company Shares.

Immediately after the Closing, the majority shareholder and an unaffiliated shareholder of the Company, will sell an aggregate of 31,143,700 shares of the Company's Common Stock (the "Repurchase Shares") to the Company at par value (or an aggregate of $3,114.37) pursuant to a written agreement between such shareholders and the Company (the "Repurchase Agreement"), which Repurchase Shares will be immediately canceled and returned to the authorized but unissued shares of the Company.

1.9 Change in Directors and Officers of the Company.

At Closing, the current sole director of the Company will nominate and appoint the board designees of Corindus to the Company's Board of Directors, and immediately thereafter, the sole director of the Company will resign and the Company's new Board of Directors will appoint the officer designees of Corindus to serve as officers of the Company.

1.10 Equity Infusion of $2 Million.

Immediately after Closing, a private investor unaffiliated with the Company (the “Private Investor”) will purchase one million shares of the Company's common stock at a purchase price of $2.00 per share (the "Equity Infusion") pursuant to a stock purchase agreement entered into prior to the Closing by and between the Company and the Private Investor in a form reasonably acceptable to Corindus (the “Stock Purchase Agreement”), provided, however; that upon the closing of the Equity Infusion, the number of issued and outstanding shares of Company Common Stock held by non-Corindus Shareholders will not exceed 21,856,300 shares. The Company will grant registration rights to the Private Investor covering the shares purchased under the Stock Purchase Agreement pursuant to a registration rights agreement entered into prior to the Closing by and between the Company and the Private Investor in a form reasonably acceptable to Corindus (the "Private Investor Registration Rights Agreement").

1.11 Demand Registration Rights Agreement.

Immediately after Closing, and in conjunction with the Transaction, the Company will enter into a registration rights agreement with certain shareholders substantially in the form attached hereto as Exhibit J (the “Demand Registration Rights Agreement”), in order to grant such shareholders certain registration rights with respect to their ownership of Company Shares.

1.12 Issuance of Certificates.

(a)             Prior to the Closing, the Corindus Shareholders will receive (i) a letter of transmittal (the "Shareholder Exchange Letter") substantially in the form attached hereto as Exhibit K, and (ii) instructions for effecting the surrender of Corindus Shares in exchange for Company Shares. Upon surrender of such Corindus Shares, together with a duly executed letter of transmittal and such other documents as may be agreed to between the Parties, each Corindus Shareholder will receive in exchange therefore the number of Company Shares that each Corindus Shareholder has the right to receive pursuant to the provisions of this Article 1. The letter of transmittal will include the following representations and warranties which must be confirmed by each Corindus Shareholder:

(i) Title to Corindus Shares: Each Corindus Shareholder will confirm that (A) they own the Corindus Shares free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except for certain restrictions on transfer imposed by federal and state securities laws; (B) they have the full and unrestricted legal right, power and authority to sell, assign, transfer, or convert the Corindus Shares without obtaining the consent or approval of any other person or governmental authority, and the delivery of such Corindus Shares for exchange pursuant to this Acquisition Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, claims and restrictions of every kind, except for certain restrictions on transferability imposed by federal and state securities laws; and (C) the execution of this Acquisition Agreement and the consummation of the transactions contemplated hereby will not constitute a default under any provision of any agreement by which the Corindus Shareholder is bound.

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(ii) Authorization: Each Corindus Shareholder will confirm that when executed and delivered by them, the letter of transmittal will constitute the valid and binding obligations of the Corindus Shareholder, enforceable in accordance with its terms.

(iii) Consent: Each Corindus Shareholder will confirm that no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of the Corindus Shareholder is required in connection with the execution and delivery of the letter of transmittal or the consummation of any other transaction contemplated thereby, except as will have been duly taken or effected prior thereto.

(iv) Investment Purpose: Each Corindus Shareholder will confirm that the Company Shares are being acquired solely for the account for such Corindus Shareholder, for investment purposes, and are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof. Each Corindus Shareholder will confirm that such Corindus Shareholder has no present plans to enter into any such contract, undertaking, agreement, or arrangement, and that such Corindus Shareholder further understands that the Company Shares may only be resold pursuant to an effective registration statement under the Securities Act, or pursuant to some other available exemption.

(v) No Company Representations: Each Corindus Shareholder will confirm that, in connection with the exchange of the Company Shares, that no representation has been made by representatives of the Company regarding its business, assets or prospects other than that set forth herein.

(vi) Accredited Investor: Each Corindus Shareholder will confirm that they are either an "accredited investor" within the meaning of Regulation D under the Securities Act or they have sufficient Knowledge and experience in financial matters to be capable of evaluating the merits and risks of exchanging their Corindus Shares for Company Shares and they are able to bear the economic risk of the transactions contemplated hereby.

(vii) Withholding: Each Corindus Shareholder will confirm that the Company is entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Corindus Shareholder, Corindus Option Holder and/or Corindus Warrant Holder pursuant to this Acquisition Agreement, such amounts as the Company may be required to deduct or withhold therefrom under the Code or under any applicable provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Acquisition Agreement as having been paid to the party to whom such amounts would otherwise have been paid.

(b)            The Company Shares to be received by the Corindus Shareholders hereunder will be restricted in their resale as provided in the Securities Act, will contain a legend as required by Rule 144 promulgated under the Securities Act ("Rule 144"), and will contain an additional legend with respect to the Lock-Up Agreements, which legends will read as follows:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

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THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT DATED AUGUST ___, 2014, BETWEEN THE COMPANY AND THE STOCKHOLDER LISTED ON THE FACE HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK-UP AGREEMENT.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF CORINDUS

Except as disclosed in the disclosure schedule delivered by Corindus to the Company concurrent with the execution of this Agreement (the "Corindus Disclosure Schedule"), which identifies the sections (or, if applicable, subsections) to which such exceptions relate, Corindus hereby represents and warrants to the Company as follows:

2.1 Organizational Matters.

(a) Organization, Standing and Power to Conduct Business.

Corindus is a corporation duly organized, validly existing, qualified to do business, and in good standing under the laws of the State of Delaware; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently contemplated to be conducted; and is duly qualified and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to do so would not cause a Material Adverse Effect. Corindus is duly qualified in each of the jurisdictions listed on Schedule 2.1(a).

(b) Charter Documents.

Corindus has delivered to the Company true and complete copies of its Fifth Amended and Restated Certificate of Incorporation, as amended to date and currently in effect (the "Corindus Charter Documents"). Corindus is not violation of any of the provisions of the Corindus Charter Documents.

(c) Subsidiaries.

Corindus has only one wholly owned subsidiary, Corindus Security Corporation, a Delaware corporation. Other than Corindus Security Corporation, Corindus does not own, hold or have any interest in or right to acquire capital stock or other equity interests or ownership interests in any entity.

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(d) Powers of Attorney.

There are no outstanding powers of attorney executed by or on behalf of Corindus.

2.2 Capital Structure.

Corindus has an authorized capitalization of 6,595,450 shares consisting of (i) 3,548,850 shares of common stock, $0.01 par value per share, of which 1,843,434 shares are designated at Ordinary Common Stock, 657,498 shares are designated as Uncapped Common Stock, and 1,047,918 shares are designated as Capped Common Stock and (ii) 3,046,600 shares of preferred stock, $0.01 par value per share of which 155,248 shares are designated as Series A Preferred Stock, 367,895 shares are designated as Series B Preferred Stock, 680,023 shares are designated as Series C Preferred Stock, 567,336 shares as designated as Series D Preferred Stock, 173,146 shares are designated as Series D-1 Preferred Stock, 160,778 shares are designated as Series D-2 Preferred Stock and 942,174 shares are designated as Series E Preferred Stock, of which 2,934,168 shares of Corindus Common Stock and zero shares of Corindus Preferred Stock will be issued and outstanding as of the Closing.

No shares of Corindus Common Stock or Corindus Preferred Stock are held in the Corindus treasury. All outstanding shares of Corindus Common Stock are duly and validly authorized and issued, fully paid and non-assessable, and held of record and owned beneficially by the Corindus Shareholders in the amounts set forth on Schedule 2.2(a). Except as outlined on Schedule 2.2(a), no shares of Corindus Common Stock were issued in violation of any preemptive rights. Corindus has no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments issued or granted to or in favor of any person to purchase or otherwise acquire any securities convertible or exchangeable for Corindus Common Stock. There are no outstanding obligations of Corindus to repurchase, redeem or otherwise acquire any of the Corindus Common Stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Corindus Common Stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting, transfer, dividend or other rights of the Corindus Common Stock. Except as listed on Schedule 2.2(a) and this Acquisition Agreement, there are no agreements, written or oral, to which Corindus or, to the Knowledge of Corindus, any officer or director, is a party, or, to the Knowledge of Corindus, among any of the officers or directors, relating to the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act or voting of the shares or other securities of Corindus.

2.3 Authority.

Corindus has all requisite corporate power to execute, deliver and perform this Acquisition Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. All necessary corporate action on the part of Corindus, its directors, officers and shareholders, necessary for the authorization, execution and delivery of this Acquisition Agreement and the other Transaction documents to which it is a party and the performance of Corindus hereunder and thereunder has been taken or will be taken prior to Closing.

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2.4 Due Execution.

This Acquisition Agreement and each other Transaction Document to which Corindus is a party has been or will at Closing have been duly executed and delivered by Corindus and, assuming due execution and delivery by Corindus hereto and thereto, constitutes the valid and binding obligation of Corindus, enforceable against Corindus in accordance with their respective terms, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other applicable laws affecting the enforcement of creditors rights or by the principles governing the availability of equitable remedies.

2.5 Non-Contravention.

The execution and delivery of this Acquisition Agreement and each other Transaction Document by Corindus does not, and the performance of this Acquisition Agreement and each other Transaction Document by Corindus will not, (i) conflict with or violate the Corindus Charter Documents; (ii) conflict with or violate any Applicable Laws; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Corindus or alter the rights or obligations of any third party thereunder, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the assets or properties of Corindus pursuant to, any obligation to which Corindus is a party or by which it may be bound.

2.6 Contractual Consents.

Except as provided on Schedule 2.6, no Consent under any agreement to which Corindus is a party is required to be obtained in connection with the execution, delivery or performance of this Acquisition Agreement or any other Transaction Document by Corindus or the consummation of the transactions contemplated hereby or thereby.

2.7. Governmental Consents.

No Consent of any Governmental Entity is required to be obtained or made by Corindus in connection with the execution, delivery and performance of this Acquisition Agreement or any other Transaction Document by Corindus or the consummation of the transactions contemplated hereby or thereby.

2.8 Financial Statements.

Prior to Closing, Corindus will have delivered to the Company (i) the audited consolidated financial statements for the years ended December 31, 2013 and 2012, and (ii) the unaudited condensed consolidated financial statements for the three month period ended March 31, 2014 (the "Interim Financial Statements") (collectively, the "Corindus Financial Statements"). The Corindus Financial Statements were prepared in accordance with GAAP consistently applied and in accordance with Corindus' historic past practice throughout the periods involved and fairly and accurately present in all material respects the financial position, results of operations and cash flows of Corindus as of the dates, and for the periods, indicated therein. Corindus maintains a standard system of accounting established and administered in accordance with GAAP including, but not limited to, complete books and records in written or electronic form.

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2.9 Liabilities.

Except as set forth in the Corindus Financial Statements, Corindus has no liabilities, whether accrued, absolute, contingent, matured, unmatured, or otherwise and whether or not required to be reflected in financial statements prepared in accordance with GAAP, other than (i) liabilities incurred in the ordinary course of the bona fide performance of the business subsequent to the date of the Interim Financial Statements, (ii) obligations under contracts and commitments incurred in the ordinary course of the bona fide performance of the business that are not required under GAAP to be reflected in the Corindus Financial Statements, which liabilities and adjustments referred to in clauses (i) and (ii) individually or in the aggregate, are not material to the financial condition or operating results of Corindus and (iii) the liabilities listed on Schedule 2.9.

2.10 Indebtedness.

Corindus does not have any Indebtedness of any type (whether accrued, absolute, contingent, matured or unmatured), except for: (i) Indebtedness set forth on the Interim Financial Statements, or (ii) Indebtedness described in reasonable detail in Schedule 2.10. With respect to each item of Indebtedness, Corindus is not in default and no payments are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default by Corindus under any item of Indebtedness. Corindus has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. Other than as reflected on Schedule 2.10, the consummation of the transactions contemplated by this Acquisition Agreement or any other Transaction Document to which Corindus is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness. Corindus is not a guarantor or otherwise liable for any liability or obligation (including Indebtedness) of any other Person.

2.11 Accounts Receivable and Accounts Payable.

All of the Accounts Receivables of Corindus are bona fide, legal, valid and binding obligations, which arose in the ordinary course of business and are carried on the records of Corindus at values determined in accordance with GAAP, and subject to the reserve for bad debts set forth in the Interim Financial Statements. No Person has any Lien on any of such Accounts Receivables, and no request or agreement for any material deduction or discount has been made with respect to any of such Accounts Receivables except as fully and adequately reflected in reserves for doubtful accounts set forth in the Interim Financial Statements. All Accounts Receivables represent services actually performed by Corindus in the conduct of its business in the ordinary course. At the Closing Date, all Accounts Payable will have been incurred in exchange for goods or services delivered or rendered to Corindus in the ordinary course of business.

2.12 Legal Proceedings.

There are no Legal Proceedings pending, or to the Knowledge of Corindus, threatened in writing against Corindus. There are no pending Legal Proceedings initiated by Corindus or any Corindus Shareholder on behalf of Corindus, and to the Knowledge of Corindus, Corindus does not intend, to initiate, any Legal Proceedings against any other Person related to Corindus. Corindus has not received any written notice of a Legal Proceeding. There is no injunction, judgment, decree or order against Corindus.

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2.13 Taxes.

(a) Except as listed on Schedule 2.13(a), all material Tax Returns required to be filed by or with respect to Corindus and Corindus Security Corporation have been duly and timely filed; (ii) all material Tax Items required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete in all material respects; (iii) all Taxes owed by Corindus and Corindus Security Corporation or for which Corindus and Corindus Security Corporation may be liable that are or have become due have been timely paid in full; (iv) no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax; (v) all Tax withholding and deposit requirements imposed on or with respect to Corindus and/or Corindus Security Corporation have been satisfied in full in all respects; (vi) there are no Liens (other than Taxes not yet due and payable) on any of the assets of Corindus and Corindus Security Corporation that arose in connection with any failure (or alleged failure) to pay any Tax; and (vii) Corindus and Corindus Security Corporation are not liable in any material respects for any Tax as a transferee or successor.

(b) Schedule 2.13(b) lists all federal, state, and local income Tax Returns filed or required to be filed with respect to Corindus and Corindus Security Corporation for the three (3) taxable years ending prior to the Closing Date, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit and indicates those Tax Returns whose audits have been closed. Corindus and Corindus Security Corporation have made available to the Company true and complete copies of all income Tax Returns and other material Tax Returns filed by Corindus and Corindus Security Corporation for 2013, 2012 and 2011 and all correspondence to Corindus and Corindus Security Corporation from, or from Corindus and Corindus Security Corporation to, a Taxing Authority relating thereto.

(c) There is no written claim against Corindus or Corindus Security Corporation for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed in writing, or to the actual Knowledge of Corindus or Corindus Security Corporation, threatened with respect to any Tax Return of or with respect to Corindus or Corindus Security Corporation. No Tax audits or administrative or judicial proceedings are being conducted, pending or to the actual Knowledge of Corindus, threatened with respect to Corindus or Corindus Security Corporation. No written claim has ever been made by an authority in a jurisdiction where Corindus or Corindus Security Corporation does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no matters under discussion with any Governmental Entity with respect to matters that could result in an additional amount of Tax.

(d) Other than as listed on Schedule 2.13(a), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Corindus or Corindus Security Corporation or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Corindus or Corindus Security Corporation.

(e) Neither Corindus nor Corindus Security Corporation are a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than credit agreements, lease agreements or other commercial agreements entered into in the ordinary course of business containing customary Tax allocations or gross up provisions).

(f) Neither Corindus nor Corindus Security Corporation owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of Corindus or Corindus Security Corporation.

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(g) Neither Corindus nor Corindus Security Corporation has any liability for the Taxes of any Person. Corindus or Corindus Security Corporation are not and have never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes (other than a group the common parent of which is Corindus).

(h) Corindus or Corindus Security Corporation are not a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Acquisition Agreement.

(i) Other than as listed on Schedule 2.13(i), there is no material property or obligation of Corindus or Corindus Security Corporation, including uncashed checks to vendors, customers, or employees, non-refunded overpayments or unclaimed subscription balances, unapplied cash balances, or dividends escheatable to any state or municipality under any applicable escheatment laws, as of the date hereof, or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment laws.

(j) The provision for Taxes set forth on the balance sheets included in the Corindus Financial Statements, if any, are sufficient for all accrued and unpaid Taxes, whether asserted or unasserted, contingent or otherwise, as of the dates thereof. Corindus or Corindus Security Corporation have not incurred any liabilities for Taxes since those dates (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business, or (iii) inconsistent with past custom or practice.

(k) To the Knowledge of Corindus, no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Corindus or Corindus Security Corporation.

2.14 Property and Assets.

(a) Personal Property. Corindus has and has had at all times in the past good and marketable title to, or valid leasehold interests in, all Personal Property used or held for use in its business or reflected in the Corindus Financial Statements. Such Personal Property constitutes all Personal Property used, necessary or useful to conduct the business of Corindus as it is presently conducted. None of such Personal Property is owned by any other Person, including by a Corindus Shareholder or an affiliate of a Corindus Shareholder.

(b) Liens. Except as may be set forth in Schedule 2.14(b), none of the Personal Property of Corindus is subject to any Lien of any nature whatsoever, other than Permitted Encumbrances.

2.15 Real Property. Corindus does not own any real property. Schedule 2.15 contains a true and correct description of all Leased Real Property. With respect to each lease listed in Schedule 2.15:

(a) The lease was entered into on arm's-length terms;

(b) All rental and other payments required to be paid by Corindus have been duly paid, Corindus has not received or issued a notice of default and Corindus is not and to the Knowledge of Corindus, no other party to the lease is in breach or default.

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2.16 Intellectual Property and Related Matters.

(a)    Except as set forth on Schedule 2.16(a), Corindus exclusively owns or possesses, valid, exclusive licenses to, the entire right, title and interest in and to all material Intellectual Property used by it in its business, free and clear of all Liens. Corindus owns or possesses, or has the right or license to use, all of the material Intellectual Property used in its business as currently conducted, in each case without any violation, misappropriation or infringement of, or other conflict with, the rights of another Person. The consummation of this Transaction as contemplated by this Acquisition Agreement will not affect the ownership of or right to use any material Intellectual Property that is licensed to Corindus as used in its business as currently conducted.

(b)     There are no pending Legal Proceedings alleging that Corindus is infringing, misappropriating or otherwise violating any Intellectual Property of a Person or that seek to limit or challenge the validity, enforceability, ownership or use of any Intellectual Property owned by Corindus and used in its business. Except as set forth on Schedule 2.16(b), Corindus has not received any written claim from any Person alleging that Corindus is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, or that seek to limit or challenge the validity, enforceability, ownership or Corindus' use of any Intellectual Property owned or licensed by Corindus and used in its business.

(c)     No current or former shareholder, director, officer, or employee of Corindus will, after giving effect to each of the transactions contemplated herein, own or retain any rights in or to, have the right to receive any royalty or other payment with respect to, any of Corindus' Intellectual Property.

2.17 Compliance with Applicable Laws; Permits.

(a) Compliance. Corindus has not failed to comply in any material respect with or is not in conflict with, or in default or in material violation of any Applicable Law. No investigation or review by any Governmental Entity is pending, or to the Knowledge of Corindus, has been threatened, against Corindus. There is no judgment, injunction, order or decree binding upon Corindus.

(b) Permits. Corindus holds, to the extent required by Applicable Law, all material Permits for the operation of its business as presently conducted. No suspension or cancellation of any such Permit is pending or, to the Knowledge of Corindus, threatened. Each such Permit is valid and in full force and effect, and Corindus is in compliance in all material respects with the terms of such Permits.

(c) Export and Import Laws. Corindus has not exported or imported any goods or products, nor provided any services that would subject Corindus to the jurisdiction of the U.S. Export and Import Laws or Foreign Export and Import Laws. Corindus has at all times been in compliance with all Applicable Laws relating to trade embargoes and sanctions, and no product, service or financing provided by Corindus has been, directly or indirectly, provided to, sold to or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other country or Person against whom the U.S. maintains economic sanctions or an arms embargo.

(d) Export Proceedings. There is no export or import related proceeding, investigation or inquiry pending, or to the Knowledge of Corindus, threatened against Corindus or any officer or director of Corindus by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

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2.18 Broker Fees. Corindus has not incurred, nor will it incur, directly or indirectly, any liability for brokers' or finders’ fees or agents’ commissions or any similar charges in connection with this Acquisition Agreement or any other Transaction Document to which Corindus is a party or any transaction contemplated hereby or thereby. No finder, broker, agent or other intermediary has acted for or on behalf of Corindus in connection with the transactions contemplated by this Acquisition Agreement.

2.19 Employment Matters.

(a) No officer or other employee who is significant to the business of Corindus has advised Corindus (orally or in writing) that he or she intends to terminate employment with Corindus.

(b) There is no labor strike currently pending or, to the Knowledge of Corindus, threatened against or affecting Corindus. Corindus has no collective bargaining agreement. Corindus has not experienced any work stoppage. No collective bargaining agreement is currently being negotiated, and no union representation issue currently exists.

2.20 Employee Benefit Plans.

Except as listed on Schedule 2.20, Corindus does not currently maintain any Employee Benefit Plans.

2.21 Environmental Matters.

(a) Corindus and any other person it is legally responsible for is and has at all times been, in each case in all material respects, in compliance with all Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the Knowledge of Corindus, threatened in writing) by any Person against Corindus alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials. In each case, and in all material respects, Corindus has obtained, and is and has at all times been in compliance with all of the terms and conditions of, all Permits that are required under any Environmental Law and has at all times complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law. Neither Corindus nor its subsidiary has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any Hazardous Materials on, under, from or at any of Corindus' properties or in connection with Corindus' operations.

(b) All properties and equipment used in the business of Corindus are and have been free of Hazardous Materials except for any Hazardous Materials in small quantities found in products used by Corindus for office or janitorial purposes in material compliance with Environmental Law.

2.22 Material Contracts.

Schedule 2.22 sets forth a list of all Material Contracts including the name of the parties thereto, the date of each such Material Contract. Corindus has performed all of its material obligations required to be performed through the date hereof under each Material Contract listed on Schedule 2.22 and Corindus is not in material breach or default in any respect thereunder nor has any event or circumstance occurred which, with notice or lapse of time or both, would constitute any such material breach or default. To the Knowledge of Corindus, none of the other parties to any Material Contract is in material breach or default in any respect thereunder nor has any event or circumstance occurred which, with notice or lapse of the time or both, would constitute any such material breach or default.

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2.23 Insurance.

Schedule 2.23 includes a true, correct and complete list of all current policies of insurance to which Corindus is a party. With respect to each such insurance policy: (a) the policy is in full force and effect by its terms; and (b) Corindus has not received any written or oral notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general.

2.24 Transactions with Related Parties. Except as listed on Schedule 2.24, no employee, officer, director or Corindus Shareholder, nor any member of his or her immediate family, is indebted to Corindus. To the Knowledge of Corindus, none of such Persons has any direct or indirect ownership interest in (a) any Person with which Corindus is Affiliated or with which Corindus has a business relationship or (b) any Person that competes with Corindus (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with Corindus). To the Knowledge of Corindus, no officer, director or Corindus Shareholder, nor any member of his or her immediate family, is, directly or indirectly, a party to or interested in any Contract with Corindus.

2.25 Minute Books and Records. The minute books of Corindus contain complete and accurate records of all meetings and other corporate actions of the Corindus Shareholders and Corindus' Board of Directors. True and complete copies of the minute books of Corindus have been made available to the Company prior to Closing.

2.26 Absence of Changes. Since March 31, 2014, there has not occurred, and Corindus does not have Knowledge of, any Material Adverse Effect. Except as set forth on Schedule 2.26, from such date, Corindus has conducted its business only in the ordinary course of business consistent with past practices, and Corindus has not:

(a) failed to use commercially reasonable efforts to preserve intact Corindus' present business organization and to keep available the services of its present officers, managerial personnel and key employees or independent contractors and preserve its relationships with customers;

(b) failed to use commercially reasonable efforts to maintain its assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of its equipment in accordance with the normal standards of maintenance applicable in the industry;

(c) amended, terminated, or failed to use commercially reasonable efforts to renew any Material Contract, or received any written notice that any other Person has or intends to take any such actions;

(d) entered into any Contract outside the ordinary course of business;

(e) received notice of cancellation of a Material Contract from any Person that is a party thereto;

(f) transferred, granted any license or sublicense of any rights under or with respect to any of its Intellectual Property other than in the ordinary course of business consistent with past practice;

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(g) adopted, terminated or amended any Employee Benefit Plan or materially increased in any manner the compensation or benefits of any officer, director, or employee or other personnel (whether employees or independent contractors);

(h) acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, or disposed of any material assets except for fair consideration in the ordinary course of business and consistent with past practice;

(i)  mortgaged, pledged, or subjected any of its assets to any Lien;

(j) made any loans, advances or capital contributions to, or investment in, any other Person;

(k) entered into any material joint ventures, strategic partnerships or alliances;

(l) except as required by GAAP, Applicable Law, or circumstances which did not exist as of such date, changed any of the accounting principles or practices used by it;

(m) changed its practices and procedures with respect to the collection of Accounts Receivable or offered to discount the amount of any Account Receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of Account Receivables) with respect thereto;

(n) declared, paid or set aside assets for any distribution to Corindus Shareholders, or purchased, redeemed or acquired any shares or other securities of Corindus;

(o) incurred any Indebtedness not in the ordinary of course of business;

(p) failed to pay any Indebtedness or any other accounts payable as it became due;

(q) paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise) other than immaterial claims, liabilities or obligations arising in the ordinary course of business, or cancelled, compromised, waived or released any right or claim other than immaterial rights or claims in the ordinary course of business; or

(r) incurred or committed to incur any capital expenditures, capital additions or capital improvements other than in the ordinary course of business consistent with past practice.

2.27 Absence of Certain Business Practices. Neither Corindus nor any employee, officer, director or Corindus shareholder, or any other Person acting on behalf of any of them, has, with respect to, on behalf of or to otherwise further the interests of Corindus, (a) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to foreign or domestic government officials or employees, (c) established or maintained any unlawful or unrecorded funds or other assets or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions; (d) made any bribe, kickback or other unlawful payment or (e) made any material favor or gift which is not, in good faith, believed by such Person to be fully deductible for any income tax purposes and which was, in fact, so deducted.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Corindus concurrent with the execution of this Agreement (the "Company Disclosure Schedule"), which identifies the sections (or, if applicable, subsections) to which such exceptions relate, the Company hereby represents and warrants to Corindus as follows:

3.1 Organizational Matters.

(a) Organization, Standing and Power to Conduct Business.

The Company is a corporation duly organized, validly existing, qualified to do business, and in good standing under the laws of the State of Nevada; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently contemplated to be conducted; and is duly qualified and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to do so would not cause a Material Adverse Effect. The Company is duly qualified in each of the jurisdictions listed on Schedule 3.1.

(b) Charter Documents.

The Company has delivered to Corindus true and complete copies of the Certificate of Incorporation, as amended to date and currently in effect (such instruments and documents, the "Company Charter Documents"). The Company is not violation of any of the provisions of the Company Charter Documents.

(c) Subsidiaries.

The Company has no subsidiaries and does not own, hold or have any interest in or right to acquire capital stock or other equity interests or ownership interests in any entity.

(d) Powers of Attorney.

There are no outstanding powers of attorney executed by or on behalf of the Company.

3.2 Capital Structure.

As of the date hereof, the Company's authorized capital stock includes 151,000,000 shares, consisting of 150,000,000 shares of common stock at $0.0001 par value per share ("Company Common Stock") and 1,000,000 shares of preferred stock at $0.0001 par value per share ("Company Preferred Stock"), of which there are 52,000,000 shares of Company Common Stock issued and outstanding, and zero shares of Company Preferred Stock issued and outstanding.

No shares of the Company Common Stock or Company Preferred Stock are held in the Company treasury. All outstanding shares of Company Common Stock are duly and validly authorized and issued, fully paid and non-assessable, and held of record and owned beneficially by the Company's shareholders in the amounts set forth on Schedule 3.2(a). Except as outlined on Schedule 3.2(a), no shares of Company Common Stock were issued in violation of any preemptive rights. The Company has no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments issued or granted to or in favor of any person to purchase or otherwise acquire any securities convertible or exchangeable for Company Common Stock. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Common Stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company Common Stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting, transfer, dividend or other rights of the Company Common Stock. Other than as listed on Schedule 3.2(a) and this Acquisition Agreement, there are no agreements, written or oral, to which the Company or, to the Knowledge of Company, any officer or director, is a party, or, to the Knowledge of the Company, among any of the officers or directors, relating to the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act or voting of the shares or other securities of the Company.

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3.3 Authority.

The Company has all requisite corporate power to execute, deliver and perform this Acquisition Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. All necessary corporate action on the part of the Company, its directors, officers and shareholders, necessary for the authorization, execution and delivery of this Acquisition Agreement and the other Transaction Documents to which it is a party and the performance of the Company hereunder and thereunder has been taken or will be taken prior to Closing.

3.4 Due Execution.

This Acquisition Agreement and each other Transaction Document to which the Company is a party has been or will at Closing have been duly executed and delivered by the Company and, assuming due execution and delivery by the Company hereto and thereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other applicable laws affecting the enforcement of creditors rights or by the principles governing the availability of equitable remedies.

3.5 Non-Contravention.

The execution and delivery of this Acquisition Agreement and each other Transaction Document by the Company does not, and the performance of this Acquisition Agreement and each other Transaction Document by the Company will not, (i) conflict with or violate the Company Charter Documents of the Company; (ii) conflict with or violate any Applicable Laws; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Company or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the assets or properties of the Company pursuant to, any obligation to which the Company is a party or by which it may be bound.

3.6 Contractual Consents.

Except as provided on Schedule 3.6, no Consent under any agreement to which the Company is a party is required to be obtained in connection with the execution, delivery or performance of this Acquisition Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby or thereby.

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3.7. Governmental Consents.

Except for the filing of the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Nevada, no Consent of any Governmental Entity is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Acquisition Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby or thereby.

3.8 Financial Statements.

The Company has delivered to Corindus (i) the audited financial statements for the years ended March 31, 2014 and 2013 (as filed in the Company's Annual Report on Form 10-K filed with the SEC on June 30, 2014) and (ii) the unaudited financial statements for the period ended June 30, 2014 (as filed in the Company's Quarterly Report on Form 10-Q filed with the SEC on July 18, 2014) (the "Company Financial Statements"). The Company Financial Statements were prepared in accordance with GAAP consistently applied and in accordance with the Company's historic past practice throughout the periods involved and fairly and accurately present in all material respects the financial position, results of operations and cash flows of the Company as of the dates, and for the periods, indicated therein. The Company maintains a standard system of accounting established and administered in accordance with GAAP including, but not limited to, complete books and records in written or electronic form.

3.9 Liabilities.

Except as set forth in the Company Financial Statements, the Company has no liabilities, whether accrued, absolute, contingent, matured, unmatured, or otherwise and whether or not required to be reflected in the Company Financial Statements prepared in accordance with GAAP, other than (i) liabilities incurred in the ordinary course of the bona fide performance of the business subsequent to the date of the Company Financial Statements, (ii) obligations under contracts and commitments incurred in the ordinary course of the bona fide performance of the business that are not required under GAAP to be reflected in the Company Financial Statements, which liabilities and adjustments referred to in clauses (i) and (ii) individually or in the aggregate, are not material to the financial condition or operating results of the Company and (iii) the liabilities listed on Schedule 3.9.

3.10 Indebtedness.

The Company does not have any Indebtedness of any type (whether accrued, absolute, contingent, matured or unmatured), except for: (i) Indebtedness set forth on the Company Financial Statements, or (ii) Indebtedness described in reasonable detail in Schedule 3.10. With respect to each item of Indebtedness, the Company is not in default and no payments are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default by the Company under any item of Indebtedness. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. Other than as reflected on Schedule 3.10, the consummation of the transactions contemplated by this Acquisition Agreement or any other Transaction Document to which the Company is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness. The Company is not a guarantor or otherwise liable for any liability or obligation (including Indebtedness) of any other Person.

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3.11 Accounts Receivable and Accounts Payable.

All of the Accounts Receivables of the Company are bona fide, legal, valid and binding obligations, which arose in the ordinary course of business and are carried on the records of the Company at values determined in accordance with GAAP, and subject to the reserve for bad debts set forth in the Company Financial Statements. No Person has any Lien on any of such Accounts Receivables, and no request or agreement for any material deduction or discount has been made with respect to any of such Accounts Receivables except as fully and adequately reflected in reserves for doubtful accounts set forth in the Company Financial Statements. All Accounts Receivables represent services actually performed by the Company in the conduct of its business in the ordinary course. At the Closing Date, all Accounts Payable will have been incurred in exchange for goods or services delivered or rendered to the Company in the ordinary course of business.

3.12 Legal Proceedings.

There are no Legal Proceedings pending, or to the Knowledge of the Company, threatened in writing against the Company. There are no pending Legal Proceedings initiated by the Company or any shareholder on behalf of the Company, and to the Knowledge of the Company, the Company does not intend, to initiate any Legal Proceedings against any other Person related to the Company. The Company has not received written notice of a Legal Proceeding. There is no injunction, judgment, decree or order against the Company.

3.13 Taxes.

(a) Except as listed on Schedule 3.13(a), all material Tax Returns required to be filed by or with respect to the Company have been duly and timely filed; (ii) all material Tax Items required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete in all material respects; (iii) all Taxes owed by the Company or for which the Company may be liable that are or have become due have been timely paid in full; (iv) no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax; (v) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all respects; (vi) there are no Liens (other than Taxes not yet due and payable) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; and (vii) the Company is not liable in any material respects for any Tax as a transferee or successor.

(b) Schedule 3.13(b) lists all federal, state, and local income Tax Returns filed or required to be filed with respect to the Company since inception that have been audited, indicates those Tax Returns that are currently the subject of audit and indicates those Tax Returns whose audits have been closed. The Company has made available to Corindus true and complete copies of all income Tax Returns and other material Tax Returns filed by the Company since inception and all correspondence to the Company from, or from the Company to, a Taxing Authority relating thereto.

(c) There is no written claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed in writing, or to the actual Knowledge of the Company, threatened with respect to any Tax Return of or with respect to the Company. No Tax audits or administrative or judicial proceedings are being conducted, pending or to the actual Knowledge of the Company, threatened with respect to the Company. No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no matters under discussion with any Governmental Entity with respect to matters that could result in an additional amount of Tax.

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(d) Other than as listed on Schedule 3.13(a), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.

(e) The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than credit agreements, lease agreements or other commercial agreements entered into in the ordinary course of business containing customary Tax allocations or gross up provisions).

(f) The Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company.

(g) The Company does not have any liability for the Taxes of any Person. The Company is not and has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes.

(h) The Company is not a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Acquisition Agreement.

(i) Other than as listed on Schedule 3.13(i), there is no material property or obligation of the Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments or unclaimed subscription balances, unapplied cash balances, or dividends escheatable to any state or municipality under any applicable escheatment laws, as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment laws.

(j) The provision for Taxes set forth on the balance sheets included in the Company Financial Statements, if any, are sufficient for all accrued and unpaid Taxes, whether asserted or unasserted, contingent or otherwise, as of the dates thereof. The Company has not incurred any liabilities for Taxes since those dates (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business, or (iii) inconsistent with past custom or practice.

(k) To the Knowledge of the Company, no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

3.14 Property and Assets.

(a) Personal Property. The Company has and has had at all times in the past good and marketable title to, or valid leasehold interests in, all Personal Property used or held for use in its business or reflected in the Company Financial Statements. Such Personal Property constitutes all Personal Property used, necessary or useful to conduct the business of the Company as it is presently conducted. None of such Personal Property is owned by any other Person, including a shareholder or an affiliate of a shareholder.

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(b) Liens. Except as may be set forth in Schedule 3.14, none of the Personal Property of the Company is subject to any Lien of any nature whatsoever, other than Permitted Encumbrances.

3.15 Real Property. The Company does not own or lease any real property.

3.16 Intellectual Property and Related Matters.

(a)    Except as set forth on Schedule 3.16(a), the Company exclusively owns or possesses valid, exclusive licenses to, the entire right, title and interest in and to all material Intellectual Property used by it in its business, free and clear of all Liens. The Company owns or possesses, or has the right or license to use, all of the material Intellectual Property used in its business as currently conducted, in each case without any violation, misappropriation or infringement of, or other conflict with, the rights of another Person. The consummation of this Transaction as contemplated by this Acquisition Agreement will not affect the ownership of or right to use any material Intellectual Property that is licensed to the Company as used in its business as currently conducted.

(b)   There are no pending Legal Proceedings alleging that the Company is infringing, misappropriating or otherwise violating any Intellectual Property of a Person or that seek to limit or challenge the validity, enforceability, ownership or use of any Intellectual Property owned by the Company and used in its business. The Company has not received any written claim from any Person alleging that the Company is infringing, misappropriating or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or the Company's use of any Intellectual Property owned or licensed by the Company and used in its business.

(c)    No current or former shareholder, director, officer, or employee of the Company will, after giving effect to each of the transactions contemplated herein, own or retain any rights in or to, have the right to receive any royalty or other payment with respect to, any of the Company's Intellectual Property.

3.17 Compliance with Applicable Laws; Permits.

(a) Compliance. The Company has not failed to comply in any material respect with or is not in conflict with, or in default or in material violation of any Applicable Law. No investigation or review by any Governmental Entity is pending, or to the Knowledge of the Company, has been threatened, against the Company. There is no judgment, injunction, order or decree binding upon the Company.

(b) Permits. The Company holds, to the extent required by Applicable Law, all material Permits for the operation of its business as presently conducted. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, threatened. Each such Permit is valid and in full force and effect, and the Company is in compliance in all material respects with the terms of such Permits.

(c) Export and Import Laws. The Company has not exported or imported any goods or products, nor provided any services that would subject the Company to the jurisdiction of the U.S. Export and Import Laws or Foreign Export and Import Laws. The Company has at all times been in compliance with all Applicable Laws relating to trade embargoes and sanctions, and no product, service or financing provided by the Company has been, directly or indirectly, provided to, sold to or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other country or Person against whom the U.S. maintains economic sanctions or an arms embargo.

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(d) Export Proceedings. There is no export or import related proceeding, investigation or inquiry pending, or to the Knowledge of the Company, threatened against the Company or any officer or director of the Company by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

3.18 Broker Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokers' or finders’ fees or agents’ commissions or any similar charges in connection with this Acquisition Agreement or any other Transaction Document to which the Company is a party or any transaction contemplated hereby or thereby. No finder, broker, agent or other intermediary has acted for or on behalf of the Company in connection with the transactions contemplated by this Acquisition Agreement.

3.19 Employment Matters.

(a) No officer or other employee who is significant to business of the Company has advised the Company (orally or in writing) that he or she intends to terminate employment with the Company.

(b) There is no labor strike currently pending or, to the Knowledge of the Company, threatened against or affecting the Company. The Company has no collective bargaining agreement. The Company has not experienced any work stoppage. No collective bargaining agreement is currently being negotiated, and no union representation issue currently exists.

3.20 Employee Benefit Plans.

The Company does not currently maintain any Employee Benefit Plans.

3.21 Environmental Matters.

(a) The Company and any other person it is legally responsible for is and has at all times been, in each case in all material respects, in compliance with all Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the Knowledge of the Company, threatened in writing) by any Person against the Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials. In each case, and in all material respects, the Company has obtained, and is and has at all times been in compliance with all of the terms and conditions of, all Permits that are required under any Environmental Law and has at all times complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law. The Company has not manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any Hazardous Materials on, under, from or at any of the Company's properties or in connection with the Company's operations.

(b) All properties and equipment used in the business of the Company are and have been free of Hazardous Materials except for any Hazardous Materials in small quantities found in products used by the Company for office or janitorial purposes in material compliance with Environmental Law.

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3.22 Material Contracts.

Schedule 3.22 sets forth a list of all Material Contracts including the name of the parties thereto, the date of each such Material Contract. The Company has performed all of its material obligations required to be performed through the date hereof under each Material Contract listed on Schedule 3.22 and the Company is not in material breach or default in any respect thereunder nor has any event or circumstance occurred which, with notice or lapse of time or both, would constitute any such material breach or default. To the Knowledge of the Company, none of the other parties to any Material Contract is in material breach or default in any respect thereunder nor has any event or circumstance occurred which, with notice or lapse of the time or both, would constitute any such material breach or default.

3.23 Insurance.

Schedule 3.23 includes a true, correct and complete list of all current policies of insurance to which the Company is a party. With respect to each such insurance policy: (a) the policy is in full force and effect by its terms; and (b) the Company has not received any written or oral notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general.

3.24 Transactions with Related Parties. No employee, officer, director or shareholder of the Company, nor any member of his or her immediate family, is indebted to the Company. To the Knowledge of the Company, none of such Persons has any direct or indirect ownership interest in (a) any Person with which the Company is Affiliated or with which the Company has a business relationship or (b) any Person that competes with the Company (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company). To the Knowledge of the Company, no officer, director or shareholder, nor any member of his or her immediate family, is, directly or indirectly, a party to or interested in any Contract with the Company.

3.25 Minute Books and Records. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of the shareholders and board of directors of the Company. True and complete copies of the minute books of the Company have been made available to Corindus prior to Closing.

3.26 Absence of Changes. Since March 31, 2014, there has not occurred, and the Company does not have Knowledge of, any Material Adverse Effect. Except as set forth on Schedule 3.26, from such date, the Company has conducted its business only in the ordinary course of business consistent with past practices, and the Company has not:

(a) failed to use commercially reasonable efforts to preserve intact the Company's present business organization and to keep available the services of its present officers, managerial personnel and key employees or independent contractors and preserve its relationships with customers;

(b) failed to use commercially reasonable efforts to maintain its assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of its equipment in accordance with the normal standards of maintenance applicable in the industry;

(c) amended, terminated, or failed to use commercially reasonable efforts to renew any Material Contract, or received any written notice that any other Person has or intends to take any such actions;

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(d) entered into any Contract outside the ordinary course of business;

(e) received notice of cancellation of a Material Contract from any Person that is a party thereto;

(f) transferred, granted any license or sublicense of any rights under or with respect to any of its Intellectual Property other than in the ordinary course of business consistent with past practice;

(g) adopted, terminated or amended any Employee Benefit Plan or materially increased in any manner the compensation or benefits of any officer, director, or employee or other personnel (whether employees or independent contractors);

(h) acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, or disposed of any material assets except for fair consideration in the ordinary course of business and consistent with past practice;

(i) mortgaged, pledged, or subjected to any Lien any of its assets;

(j) made any loans, advances or capital contributions to, or investment in, any other Person;

(k) entered into any material joint ventures, strategic partnerships or alliances;

(l) except as required by GAAP, Applicable Law, or circumstances which did not exist as of such date, changed any of the accounting principles or practices used by it;

(m) changed its practices and procedures with respect to the collection of Accounts Receivable or offered to discount the amount of any Account Receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of Account Receivables) with respect thereto;

(n) declared, paid or set aside assets for any distribution to its shareholders, or purchased, redeemed or acquired any shares or other securities of the Company;

(o) incurred any Indebtedness not in the ordinary of course of business;

(p) failed to pay any Indebtedness or any other accounts payable as it became due;

(q) paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise) other than immaterial claims, liabilities or obligations arising in the ordinary course of business, or cancelled, compromised, waived or released any right or claim other than immaterial rights or claims in the ordinary course of business; or

(r) incurred or committed to incur any capital expenditures, capital additions or capital improvements other than in the ordinary course of business consistent with past practice.

3.27 Absence of Certain Business Practices. Neither the Company nor any employee, officer, director or shareholder of the Company, or any other Person acting on behalf of any of them, has, with respect to, on behalf of or to otherwise further the interests of the Company, (a) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to foreign or domestic government officials or employees, (c) established or maintained any unlawful or unrecorded funds or other assets or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions; (d) made any bribe, kickback or other unlawful payment or (e) made any material favor or gift which is not, in good faith, believed by such Person to be fully deductible for any income tax purposes and which was, in fact, so deducted.

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3.28 Compliance with Securities Laws and Listing Requirements.

(a) The Company has complied with all material provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable state securities laws in connection with any and all of its stock issuances. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of the Company Common Stock were to the Knowledge of the Company offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of rescission.

(b) All information regarding the Company which has been provided to Corindus by the Company or set forth in any document or other communication, disseminated to any former, existing or potential shareholders of the Company or to the public or filed with FINRA, the SEC, or any state securities regulators or authorities is to the Knowledge of the Company true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

(c) The Company has timely filed all required documents, reports and schedules with the SEC, the FINRA and any applicable state or regional securities regulators or authorities (collectively, the "Company SEC Documents") except where the failure to so timely file is not or has not been material to the operations of the Company taken as a whole. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, FINRA rules and regulations and state and regional securities laws and regulations, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of the Company as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(d) There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers.

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(e) The Company’s Common Stock currently trades on the OTCQB Market under the symbol "YIDI" and the Company has and continues to satisfy all of the requirements of the OTCQB Market for such listing and for the trading of the Company's Common Stock thereunder.

ARTICLE 4

PRE-CLOSING COVENANTS OF THE PARTIES

4.1 Conduct of Business. Except as contemplated by this Acquisition Agreement or to the extent that the other party otherwise consents in writing, from the date of this Acquisition Agreement until the Closing, each party covenants and agrees that it will not:

(a) fail to act in the ordinary course of business and consistent with past practices of such party;

(b) take any action, or fail to take any action, that would be required to be listed on Schedule 2.26 or Schedule 3.26 if such action or failure to act had occurred after March 31, 2014, and prior to the date hereof;

(c) (i) merge or consolidate with or into any other Person; (ii) dissolve or liquidate; (iii) sell, lease or exclusively license all or substantially all of its assets; or (iv) permit the sale or transfer of any shares of capital stock or interests therein;

(d) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of any class or any options, warrants, calls, rights, commitments, agreements, arrangements or undertakings to issue, deliver or sell, or cause to be issued, delivered or sold, securities of any class;

(e) except as specifically contemplated by this Acquisition Agreement, change, amend, modify or repeal any provision of its Charter Documents;

(f) guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any Person;

(g) make any settlement of or compromise any Tax liability, change any material Tax election or material Tax method of accounting or make any new material Tax election or adopt any new material Tax method of accounting; surrender any right to claim a refund of Taxes; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or take any other action that would have the effect of materially increasing the Tax liability of such party for any period after the Closing Date or materially decreasing any Tax attribute of such party existing on the Closing Date;

(h) except as required by GAAP, Applicable Law or circumstances which did not exist as of such date, change any of the accounting principles or practices used by it;

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(i) commence a lawsuit, administrative proceeding, mediation, arbitration or other similar proceeding other than relating to or arising out of this Acquisition Agreement or the agreements and transactions contemplated hereby;

(j) make any loan to, or enter into any transaction directly or indirectly with, any of its shareholders, directors, officers or employees, including any member of his or her immediate family or Affiliates, as applicable, other than transactions contemplated by this Acquisition Agreement;

(k) declare, pay or set aside assets for any dividend or otherwise or declare or make any other distribution with respect to its securities, or purchase, redeem or acquire any securities;

(l) approve, propose, authorize any of, or commit or agree to take any of, the foregoing actions.

4.2 Access and Information. Subject to Applicable Law, until the Closing, each party will afford the other party and their representatives (including accountants and counsel) reasonable access to all properties, books, records, and Tax Returns and all other information with respect to its business, together with the opportunity to make copies of such books, records and other documents and to discuss the business of such party with such directors, officers and counsel as the other party may reasonably request.

4.3 Third Party Consents. After the date of this Acquisition Agreement and prior to the Closing, each party will use all reasonable efforts to obtain each Consent under any Contract required to be obtained in connection with the execution, delivery or performance of this Acquisition Agreement or any other Transaction Document by such Party or the consummation of the transactions contemplated hereby or thereby.

4.4 Notification of Certain Matters. Each party will give prompt notice to the other party of (a) the discovery of any event, condition, fact or circumstance that causes, caused, constitutes or constituted a breach in any material respect of any representation or warranty of the party contained in this Acquisition Agreement and (b) the failure of the party to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification will affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

4.5 Acquisition Proposal.

(a) No Solicitation. From the date hereof through the earlier of the termination of this Acquisition Agreement or the Closing, neither party nor any of the officers, directors, agents or representatives of such party, will, and each party will cause its employees, officers, directors, shareholders, agents and representatives not to (and will not authorize any of them to), directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal with respect to such party; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to such party; (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to such party, except as to the existence of these provisions; (iv) approve, endorse, recommend or submit to a vote of its shareholders any Acquisition Proposal with respect to such party; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to such party.

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(b) Notification of Unsolicited Acquisition Proposals. From the date hereof until the earlier of the termination of this Acquisition Agreement or the Closing, each party will immediately after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that it reasonably believes could lead to an Acquisition Proposal, provide the other party with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a true and complete copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry.

4.6 Governmental Consents. Promptly following the execution of this Acquisition Agreement, the parties will proceed to prepare and file with the appropriate Governmental Entities such Consents that are necessary in order to consummate the transactions contemplated by this Agreement and will diligently and expeditiously prosecute, and will cooperate fully with each other in the prosecution of, such matters.

4.7 Efforts to Consummate. Subject to the terms and conditions of this Acquisition Agreement, each party hereto will act in good faith and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, required under Applicable Law in order to consummate the transactions contemplated hereby as expeditiously as reasonably practicable, including (a) obtaining all authorizations, Consents and approvals of any Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the other Transaction Documents; (b) taking any and all reasonable actions necessary to satisfy the conditions to the other parties’ obligations hereunder as set forth in Section 5; and (c) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. Each party hereto will refrain from taking any action to frustrate, hinder or delay the satisfaction of closing conditions for the Closing of the transactions contemplated by this Acquisition Agreement.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Conditions to Each Party’s Obligation. The respective obligations of the Company and Corindus to effect the transactions contemplated by this Acquisition Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Consents and Approvals. The Company and Corindus will have obtained from each Governmental Entity all approvals, waivers and Consents, if any, necessary to consummate the transactions contemplated by this Acquisition Agreement and the other Transaction Documents.

(b) No Injunctions or Restraints. No action, suit, or proceeding will be pending or, to the Knowledge of any Party, threatened, before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent the consummation of the transactions contemplated by this Acquisition Agreement or any other Transaction Document.

(c) Conduct of Business. No action will have been taken, nor any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) will have been enacted, by any Governmental Entity that has the effect of materially limiting or restricting a Party’s conduct or operation of its business following the Closing, nor will any proceeding seeking any of the foregoing be pending or threatened.

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(d) No Action. No action will have been taken, nor will any statute, rule or regulation have been enacted, by any Governmental Entity that makes the consummation of the transactions contemplated by this Acquisition Agreement or any other Transaction Document illegal.

5.2 Conditions to Obligations of Corindus. The obligations of Corindus to effect the transactions contemplated by this Acquisition Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Corindus:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in Section 3 will be true and correct in all material respects (determined without regard to any materiality or Material Adverse Effect qualifiers contained in such representations and warranties) as of the date of this Acquisition Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Obligations of the Company. The Company will have performed all obligations in all material respects required to be performed by it under this Acquisition Agreement at or prior to the Closing Time.

(c) Material Adverse Effect. No event or conditions will have occurred prior to the Closing Date or be reasonably likely to occur on or after the Closing Date which, individually or in the aggregate with any other events or conditions, has had or is reasonably likely to have a Material Adverse Effect.

(d) Consents Under Agreements. The Company will have delivered to Corindus the third party consents listed on Schedule 3.6 in a form and substance reasonably satisfactory to Corindus, which consents constitute Consent or approval of each Person that is a party to a Contract (including evidence of the payment or any required payment) and whose Consent or approval will be required in order to permit the consummation of the transactions contemplated hereby or to prevent a breach of such Contract.

(e) Stockholder Approval. The Company's majority shareholder will have approved and adopted this Acquisition Agreement, the Transaction Documents (to the extent required) and the other transactions contemplated hereby, and no such approval and adoption will have been withdrawn, rescinded or otherwise revoked.

(f) SEC Filings. The Company will be current in all required SEC filings as of the Closing Date.

(g) Legal Opinion. Corindus will have received from Sommer & Schneider, LLP, counsel to the Company, an opinion dated the Closing Date, in substantially the form attached hereto as Exhibit L.

(h) Resignation of Directors and Officers. On the Closing Date, the Company's sole officer and director (and employees, if applicable) will resign and will appoint those persons designated by Corindus to the Company's Board of Directors. Each such resignation will state that Corindus is not any way indebted or obligated to the resigning party for termination pay, loans, advances, or otherwise and that Corindus is fully released from any and all indemnification obligations under the Company Charter Documents or any Contract.

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(i) Existing Indebtedness. The Company will have provided Corindus with evidence satisfactory to Corindus that all liabilities of the Company (whether listed on the Company’s Financial Statements, on Schedule 3.10, or incurred on or after April 1, 2014, but prior to Closing), with the exception of the Grossman Note, have been satisfied.

(j) Spin-Out of Operations in Satisfaction of Promissory Note. Prior to the Closing, the Company will have provided Corindus with the Spin-Out Agreement executed by the holder of the Grossman Note and the Company, and concurrently with the Closing the holder of the Grossman Note and the Company will fully perform their respective obligations under the Spin-Out Agreement and immediately thereafter will provide Corindus with evidence that the Grossman Note has been fully satisfied and the operations of the Company prior to the Closing have been transferred out of the Company to the holder of the Grossman Note.

(k) Commitment for Equity Purchase. The Company will have provided Corindus with the executed Stock Purchase Agreement and Private Investor Registration Rights Agreement entered into prior to the Closing between the Company and the Private Investor for the purchase and registration, respectively, of 1,000,000 shares of the Company's Common Stock at a purchase price of $2.00 per share, which purchase will close immediately after the Closing.

(l) Demand Registration Rights Agreement. The Company will have provided Corindus with the executed Demand Registration Agreement.

(m) Repurchase Agreement. The Company will have provided Corindus with the executed Repurchase Agreement with the Company's majority shareholder and an unaffiliated shareholder regarding the Repurchase Shares in a form acceptable to Corindus.

(n) Certificate of Good Standing. The Company will have provided Corindus with a certificate of good standing from the Secretary of State of the State of Nevada and from those states identified on Schedule 3.1(a).

(o) Officer's Certificate. The Company will have furnished Corindus with a certificate dated as of the Closing Date signed on its behalf by its sole officer to the effect that the conditions to Closing set forth in Sections 5.2(a)-(o) have been satisfied and that no additional shares of the Company's Common Stock have been issued since the date of this Acquisition Agreement.

(p) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at the Closing by the Company and any other Persons (other than Corindus) pursuant to this Section 5.2 will have been delivered.

(q) Waiver. Corindus may waive any condition specified in this Section 5.2 if it executes a writing so stating at or prior to Closing or will be deemed to have waived such condition if it closes the transaction.

5.3 Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated by this Acquisition Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Corindus set forth in this Acquisition Agreement will be true and correct in all material respects as of the date of this Acquisition Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

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(b) Performance of Obligations of Corindus. Corindus will have performed in all material respects all obligations required to be performed by it under this Acquisition Agreement at or prior to the Closing Date.

(c) Certificates of Good Standing. Corindus will have provided the Company with a certificate from the Secretary of State of the State of Delaware as to Corindus' good standing.

(d) No Material Adverse Effect. No event or conditions will have occurred prior to the Closing Date or be reasonably likely to occur on or after the Closing Date which, individually or in the aggregate with any other events or conditions, has had or is reasonably likely to have a Material Adverse Effect on Corindus.

(e) Shareholder Approval. The Corindus Shareholders owning a majority of the outstanding shares of Corindus will have approved and adopted this Acquisition Agreement, the Transaction Documents (to the extent required), and the other transactions contemplated hereby, and no such approval and adoption will have been withdrawn, rescinded or otherwise revoked.

(f) Certificate. Corindus will have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer to the effect that the conditions to Closing set forth in Sections 5.3(a)-(k) have been satisfied.

(g) Lock-Up Agreements. Corindus will have delivered to the Company the required executed Lock-Up Agreements in the form attached hereto as Exhibit G.

(h) Interest Transfer Agreement. Corindus will have delivered to the Company the executed Interest Transfer Agreement.

(i) Legal Opinion. The Company will have received from McDermott Will & Emery LLP, counsel to Corindus, an opinion dated the Closing Date, in substantially the form attached hereto as Exhibit M.

(j) Financial Statements. Corindus will have provided the Company with a copy of the Corindus Financial Statements, together with a certificate of its Chief Financial Officer certifying that such Corindus Financial Statements were prepared in accordance with GAAP consistently applied and in accordance with Corindus' historic past practice throughout the periods involved and fairly and accurately present in all material respects the financial position, results of operations and cash flows of Corindus as of the dates, and for the periods, indicated therein.

(k) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at Closing by Corindus pursuant to this Section 5.3 will have been delivered.

(l) Waiver. The Company may waive any condition specified in this Section 5.3 if it executes a writing so stating at or prior to the Closing or will be deemed to have waived such condition if it closes the transaction.

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ARTICLE 6

CLOSING

6.1 Closing. Unless this Acquisition Agreement will have been terminated and the transactions herein contemplated will have been abandoned pursuant to Section 7, and subject to the satisfaction or waiver of the conditions set forth in Section 5, the Closing will take place on or before August 12, 2014 unless another date, time or place is mutually agreed to in writing by the Company and Corindus. If any of the conditions set forth in Section 5 are not satisfied or waived at the time the Closing is to occur pursuant to this Section 6, the Company or Corindus may, by notice to the other, adjourn the Closing to a date specified in that notice (but not later than the earlier of the second Business Day after the conditions set forth in Section 5 have been so satisfied or waived and the Termination Date).

6.2 Actions to Occur at Closing. At the Closing, the following documents will be delivered and the following actions occur:

(a) Corindus will deliver, or will cause to be delivered, to the Company the following:

(i) a certificate executed by the CEO of Corindus as provided in Section 5.3(f);

(ii) certified copy of resolution adopted by the Board of Directors of Corindus authorizing the Acquisition Agreement, the Transaction Documents and all related corporate actions;

(iii) a certificate from the State of Delaware and all other jurisdictions listed in Schedule 3.1(a) dated within five business days of the Closing to the effect that Corindus is in good standing under the laws of Delaware and such other jurisdictions;

(iv) an affidavit, under penalties of perjury, stating that Corindus is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, dated as of the Closing date, and in form and substance required by Treasury Regulation Section 1.897-2(h);

(v) the certificates, and other documents required to be delivered pursuant to Section 5.3 of this Agreement;

(vi) certified copy of resolution adopted by the majority of the Corindus Shareholders authorizing the Acquisition;

(vii) all other items, the delivery of which is a condition precedent to the obligations of Corindus as set forth herein;

(b) The Company will deliver or cause to be delivered to Corindus:

(i) a certificate of the sole officer of the Company as provided in Section 5.2(m);

(ii) certified copy of resolution adopted by the sole director of the Company authorizing the Acquisition Agreement, the Transaction Documents and all related corporate actions;

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(iii) a certificate from the State of Nevada and all other jurisdictions listed in Schedule 3.1(a) dated within five business days of the Closing to the effect that the Company is in good standing under the laws of Nevada and such other jurisdictions;

(iv) the written resignation of the sole officer and director of the Company and the written appointment of Corindus' nominees as directors as provided in Section 5.2(h);

(v) the executed Repurchase Agreement with the Company's majority shareholder and an unaffiliated shareholder regarding the Repurchase Shares as provided in Section 5.2(l);

(vi) the executed Spin-Out Agreement as provided in Section 5.2(j);

(vii) such other instruments and documents as are required to be delivered pursuant to the provisions of this Acquisition Agreement; and

(viii) all other items, the delivery of which is a condition precedent to the obligations of the Company, as set forth herein.

ARTICLE 7

TERMINATION, AMENDMENT and WAIVER

7.1 Termination. Anything contained in this Acquisition Agreement to the contrary notwithstanding, this Acquisition Agreement may be terminated at any time prior to the Closing:

(a) By the mutual written consent of Corindus and the Company;

(b) By either party if (i) a claim is threatened or made against the other party, including without limitation, any civil, criminal or regulatory proceeding; (ii) there is a Material Adverse Change in the financial condition of the other party in an amount in excess of $500,000; or

(c) By either party if such party determines in its reasonable good faith that any of the conditions to Closing set forth in Section 5 will not be met; provided such party has not materially contributed to the failure of such condition to Closing; or

(d) Automatically, without any action by any party to this Agreement, at 5:00 p.m. (Eastern Time) on the 90th day after the date of this Acquisition Agreement if any condition to Closing has not then been satisfied or waived, unless such date is extended by the written agreement of the parties.

7.2 Notice of Termination. Any party to this Acquisition Agreement desiring to terminate this Acquisition Agreement will give written notice of such termination to the other parties to this Acquisition Agreement.

7.3 Effect of Termination. If this Acquisition Agreement is terminated pursuant to Section 7.1, all obligations of the parties under this Acquisition Agreement will be terminated without liability of any party to the other party, and all provisions will become void and have no effect except for the provisions of this Section 7.3, Section 10.12 (regarding public announcements), Article 9 (regarding confidentiality) and the other provisions of Article 10 (except Section 10.1).

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ARTICLE 8

SURVIVAL OF REPRESENTATIONS AND WARRANTIES, INDEMNITY, SET-OFF

Notwithstanding any investigation conducted at any time by or on behalf of a party, all representations, warranties, covenants and agreements of the parties in this Acquisition Agreement and in any other agreements, documents or certificates executed or delivered by any party pursuant to this Acquisition Agreement will survive the execution, delivery and performance of this Agreement.

8.1 Survival of Covenants and Agreements. The respective representations, warranties, covenants and agreements of the Company and Corindus contained in this Acquisition Agreement, or any schedule attached hereto or any agreement or document delivered pursuant to this Acquisition Agreement will survive for a period of one (1) year from the consummation of the transactions contemplated hereby; provided, however, that the representations, warranties and agreements made with regard to taxes and ERISA matters will survive for a period of two (2) years from the consummation of the transactions contemplated hereby; and provided further, however, that with respect to any covenant, term or provision to be performed hereunder or in any of the schedules hereto or any documents or agreements delivered hereunder, the right of indemnification under this Article 8 will survive until such covenant, term or provision has been fully paid, performed or discharged.

8.2 Indemnification.

(a) Corindus agrees to indemnify and hold the Company and its officers, directors, shareholders, employees, affiliates and agents harmless from damages, losses, liabilities, assessments, judgments, costs or expenses (including, without limitation, penalties, interest and reasonable counsel fees and expenses), (each a "Claim"), in excess of $100,000 in the aggregate, as a result of or arising out of the breach of any representation or warranty made by Corindus or the failure of any representation or warranty made by Corindus pertaining to this Acquisition Agreement or in any schedule attached hereto or any document or agreement delivered hereunder to be true and correct in all respects as of the date of this Acquisition Agreement and as of the Closing Date or the non-performance by Corindus of any covenant, term or provision to be performed by it hereunder or in any of the documents or agreements delivered hereunder which may be imposed or sought to be imposed on the Company or Corindus.

(b) The Company's right to indemnification as provided in this Section 8.2 will not be eliminated, reduced or modified in any way as a result of the fact that (i) the Company has notice of a breach or inaccuracy of any representation, warranty or covenant contained herein; (ii) the Company has been provided with access, as requested by the Company, to officers and employees of Corindus and such of Corindus’ books, documents, contracts and records as has been provided to the Company in response to the Company’s requests.

(c) Company agrees to indemnify and hold the Corindus and its officers, directors, shareholders, employees, affiliates and agents harmless from any Claim in excess of $100,000 in the aggregate, as a result of or arising out of the breach of any representation or warranty made by Company or the failure of any representation or warranty made by Company pertaining to this Acquisition Agreement or in any schedule attached hereto or any document or agreement delivered hereunder to be true and correct in all respects as of the date of this Acquisition Agreement and as of the Closing Date or the non-performance by Company of any covenant, term or provision to be performed by it hereunder or in any of the documents or agreements delivered hereunder which may be imposed or sought to be imposed on Corindus or the Company.

(d) Corindus’ right to indemnification as provided in this Section 8.2 will not be eliminated, reduced or modified in any way as a result of the fact that (i) Corindus has notice of a breach or inaccuracy of any representation, warranty or covenant contained herein; (ii) Corindus has been provided with access, as requested by Corindus, to officers and employees of the Company and such of the Company’s books, documents, contracts and records as has been provided to Corindus in response to Corindus’ requests.

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8.3 Conditions of Indemnification.

(a) A party entitled to indemnification hereunder (the "Indemnified Party") will notify the party or parties liable for such indemnification (the "Indemnifying Party") in writing of any Claim or potential liability for Taxes ("Tax Claim") which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Such notice will be given within a reasonable (taking into account the nature of the Claim or Tax Claim) period of time after the Indemnified Party has actual Knowledge thereof. The Indemnifying Party will satisfy its obligations under this Article 8 within forty days after receipt of subsequent written notice from the Indemnified Party if an amount is specified therein, or promptly following receipt of subsequent written notice or notices specifying the amount of such Claim or Tax Claim additions thereto; provided, however, that for so long as the Indemnifying Party is in good faith defending a Claim or Tax Claim pursuant to Section 8.3(b) hereof, its obligation to indemnify the Indemnified Party with respect thereto will be suspended (other than with respect to any costs, expenses or other liabilities incurred by the Indemnified Party prior to the assumption of the defense by the Indemnifying Party). Failure to provide a notice of Claim or Tax Claim within the time period referred to above will not constitute a defense to a Claim or Tax Claim or release the Indemnifying Party from any obligation hereunder to the extent that such failure does not prejudice the position of the Indemnifying Party.

(b) If the facts giving rise to any such indemnification involve any actual, threatened or possible Claim or demand or Tax Claim by any person not a party to this Agreement against the Indemnified Party, the Indemnifying Party will be entitled to contest or defend such Claim or demand or Tax Claim at its expense and through counsel of its own choosing, which counsel will be reasonably acceptable to the Indemnified Party, such right to contest or defend will only apply if the Indemnifying Party gave written notice of its intention to assume the contest and defense of such Claim or demand or Tax Claim to the Indemnified Party as soon as practicable, but in no event more than thirty days after receipt of the notice of such Claims or demand or Tax Claim, and provided the Indemnified Party with appropriate assurances as to the creditworthiness of the Indemnifying Party, and that the Indemnifying Party will be in a position to pay all fees, expenses and judgments that might arise out of such Claim or demand or Tax Claim. The Indemnified Party will have the obligation to cooperate in the defense of any such Claim or demand or Tax Claim and the right, at its own expense, to participate in the defense of any Claim or demand or Tax Claim. So long as the Indemnifying Party is defending in good faith any such Claim or demand or Tax Claim asserted by a third party against the Indemnified Party, the Indemnified Party will not settle or compromise such Claim or demand or Tax Claim. The Indemnifying Party will have the right to settle or compromise any such Claim or demand or Tax Claim without the consent of the Indemnified Party at any time utilizing its own funds to do so if in connection with such settlement or compromise the Indemnified Party is fully released by the third party and is paid in full any indemnification amounts due hereunder. The Indemnified Party will make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party Claim or demand or Tax Claim and will otherwise cooperate, at the expense of the Indemnifying Party, in the defense thereof in such manner as the Indemnifying Party may reasonably request. Whether or not the Indemnifying Party elects to defend such Claim or demand or Tax Claim, the Indemnified Party will have no obligation to do so.

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ARTICLE 9

CONFIDENTIALITY

No party will, and each will cause its Affiliates not to, disclose to any Person, either directly or indirectly, this Acquisition Agreement, the Transaction Documents, the transactions to be performed in connection with this Acquisition Agreement or the Transaction Documents, and the terms and conditions of each of the foregoing, unless otherwise required by Applicable Laws (in which case the disclosing party will provide sufficient advance written notice of such disclosure to allow the other party reasonable time to seek temporary, interim or permanent injunctions to such disclosure with the appropriate Governmental Entities), without the prior written consent of the other party; provided, that any party hereto may disclose such information to its shareholders, directors, officers, employees, agents, financing sources or advisors (including attorneys, accountants and financial advisors) who need to know such information to consummate the transactions contemplated by this Acquisition Agreement who will be instructed that the information is confidential and subject to restrictions on disclosure and use, and provided further, that the Company may provide information concerning this Acquisition Agreement and the transactions contemplated hereby, including delivery of copies of this Acquisition Agreement or the Transaction Documents to underwriters and others in connection with the registration of its securities under the Securities Act, as amended, and any applicable state blue sky laws, as it may deem necessary or appropriate in connection with a proposed public offering of its securities. After the Closing, the Company may provide information with respect to this Acquisition Agreement and the transactions contemplated hereby, including the delivery of copies of this Acquisition Agreement or the Transaction Documents as may be required under any Applicable Law or considered appropriate in connection with any proposed financing, transaction or other business matter undertaken by the Company. In the event the Closing does not occur or this Acquisition Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other Party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time, or (vi) in connection with any legal proceeding hereunder.

ARTICLE 10

GENERAL PROVISIONS

10.1 Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Acquisition Agreement, each party to this Acquisition Agreement after the Closing Date will act in good faith and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, required under Applicable Laws in order to give effect to the transactions contemplated hereby as expeditiously as reasonably practicable.

10.2 No Waiver Relating to Claims for Fraud. None of the provisions set forth in this Acquisition Agreement will be deemed a waiver by any party to this Acquisition Agreement of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts or omissions, intentional misrepresentation or willful breach, nor will any such provisions limit, or be deemed to limit (a) the amounts of recovery sought or awarded in any such claim for fraud, intentional misrepresentation or willful breach; (b) the time period during which a claim for fraud, intentional misrepresentation or willful breach may be brought, subject in any event to any statute of limitations; or (c)  the recourse which any such party may seek against another party with respect to a claim for fraud, intentional misrepresentation or willful breach; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 10.2 nor any reference to this Section 10.2 throughout this Acquisition Agreement, will be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, intentional misrepresentation or willful breach, including defenses of statutes of limitations.

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10.3 Amendment and Modification. This Acquisition Agreement may be amended or modified by the parties hereto in writing signed by the Company and Corindus, provided, that no amendment will be made which by Applicable Law requires further approval by shareholder without such further approval.

10.4 Waiver of Compliance. Any failure of the Company or Corindus to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any other failure.

10.5 Severability. If any term or other provision of this Acquisition Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Acquisition Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Entity making such determination is authorized and instructed to modify this Acquisition Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

10.6 Expenses and Obligations. Each party to this Acquisition Agreement will bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Acquisition Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses.

10.7 Parties in Interest. This Acquisition Agreement will be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Acquisition Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Acquisition Agreement.

10.8 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile, sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

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If to the Company, to:

Ms. Leah Hein

Chief Executive Officer

Your Internet Defender Inc.

20 E. Sunrise Highway, Suite 101

Valley Stream, NY 11581

Phone: (863) 669-3724

with a copy to:

Joel C. Schneider, Esq.

Sommer & Schneider, LLP

21 Alfred Road

Merrick, NY 11566

Phone: (516) 729-9497

If to Corindus, to:

Mr. David Handler

Chief Executive Officer

Corindus, Inc.

309 Waverly Oaks Rd., Suite 105

Waltham, MA 02452

Phone: (508) 653-3335

with a copy to:

McDermott Will & Emery LLP

28 State Street

Boston, MA 02109

Attn: Richard B. Smith

Phone: (617) 535-3876

Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address will be effective only upon receipt. All notices, requests or instructions given in accordance herewith will be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

10.9 Counterparts. This Acquisition Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.10 Time. Time is of the essence in each and every provision of this Acquisition Agreement.

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10.11 Entire Agreement. This Acquisition Agreement (which term will be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), and the other Transaction Documents will constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Acquisition Agreement and the other Transaction Documents.

10.12 Public Announcements. Except for statements made or press releases issued (a) pursuant to the Securities Act or the Exchange Act; (b) pursuant to any listing agreement with any national securities exchange or the FINRA; or (c) as otherwise required by law, neither the Company nor Corindus will issue any press release or otherwise make any public statements with respect to this Acquisition Agreement or the transactions contemplated hereby without the express prior written approval of the other Party.

10.13 Attorney's Fees. In any action or proceeding instituted by a party arising in whole or in part under, related to, based on, or in connection with, this Acquisition Agreement or the subject matter hereof, the prevailing party will be entitled to receive from the losing party reasonable attorney’s fees, costs and expenses incurred in connection therewith, including any appeals therefrom. The prevailing party will be the one which substantially receives the relief sought by it in connection with any arbitration or proceeding.

10.14 Assignment. Neither this Acquisition Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto, whether by operation of law or otherwise.  Any assignment in violation of the foregoing will be null and void.

10.15 Governing Law; Jurisdiction and Venue. THIS AGREEMENT, AND ANY MATTER OR DISPUTE ARISING HEREUNDER OR IN CONNECTION WITH THIS AGREEMENT, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO THE LAWS OR RULES OF THE STATE OF DELAWARE RELATING TO CONFLICT OF LAWS. Each party hereto irrevocably consents to the exclusive jurisdiction of: (i) any state courts of the State of NEVADA and (ii) any federal court located in the State of NEVADA, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this ACQUISITION Agreement or any of the transactions contemplated hereby. Each party hereby expressly waives any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than those located in the State of NEVADA. In addition, each party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this ACQUISITION Agreement.

10.16 Rules of Construction.

(a) Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Acquisition Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Acquisition Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Acquisition Agreement against any party that drafted it is of no application and is hereby expressly waived.

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(b) All references in this Acquisition Agreement to Exhibits, Schedules, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, subsections and other subdivisions of this Acquisition Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Acquisition Agreement are for convenience only, do not constitute any part of such Sections, subsections or other subdivisions, and will be disregarded in construing the language contained therein. The words "this Acquisition Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import, refer to this Acquisition Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein will include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time will refer to Florida time.

(c) Any information set forth in a schedule to this Acquisition Agreement will be deemed to be disclosed solely for purposes of the section of this Acquisition Agreement to which such schedule applies, except to the extent that such information is cross-referenced in another schedule. If there is any inconsistency between the statements in the body of this Acquisition Agreement and those in the schedule, the statements in the body of this Acquisition Agreement will control. Nothing in a schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing (or inclusion of a copy) of a document or other item in a schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Acquisition Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).

(d) Notwithstanding anything contained in this Acquisition Agreement to the contrary, except as otherwise expressly provided in this Acquisition Agreement, the parties hereto covenant and agree that no amount will be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Acquisition consideration or any component thereof or calculation relating thereto, or any other calculated amount pursuant to this Acquisition Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of the transactions contemplated by this Acquisition Agreement. The parties hereto further covenant and agree that if any provision of this Acquisition Agreement requires an amount or calculation to be "determined in accordance with this Acquisition Agreement and GAAP" (or words of similar import), then to the extent that the terms of this Acquisition Agreement conflict with, or are inconsistent with, GAAP in connection with such determination, the terms of this Acquisition Agreement will control.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the Company and Corindus have executed this Acquisition Agreement, all as of the day and year first above written.

YOUR INTERNET DEFENDER INC.

By:	/s/ Leah Hein
Leah Hein
Chief Executive Officer

CORINDUS, INC.

By:	/s/ David M. Handler
David M. Handler
Chief Executive Officer

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Exh. No.	Name of Exhibit

Exhibit A	Defined Terms
Exhibit B	Interest Transfer Agreement
Exhibit C	Form of Stock Option for 2006 Option Holders (Employees)
Exhibit D-1	Form of Stock Option for 2008 Option Holders (Officer)
Exhibit D-2	Form of Stock Option for 2008 Option Holders (Employees)
Exhibit E	Form of Stock Option for 2006 Option Holders (Directors)
Exhibit F	Form of Stock Option for 2008 Option Holders (Directors)
Exhibit G	2014 Stock Award Plan
Exhibit H	Form of Lock-up Agreement
Exhibit I	Form of Certificate of Amendment and Restatement of Articles
Exhibit J	Demand Registration Rights Agreement
Exhibit K	Form of Shareholder Exchange Letter
Exhibit L	Form of Legal Opinion for Your Internet Defender Inc.
Exhibit M	Form of Legal Opinion for Corindus, Inc.

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EXHIBIT A

DEFINED TERMS

"Acquisition Proposal" means any offer or proposal relating to any transaction or series of related transactions other than the transactions contemplated by this Agreement involving (a) any acquisition or purchase by any Person of any interest in the voting securities or other capital stock of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (other than the Stockholders) beneficially owning voting securities or other capital stock of the Company, or any merger, consolidation, business combination or similar transaction involving the Company; (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company; or (c) any liquidation or dissolution of the Company.

"Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Acquisition Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

"Applicable Laws" means all laws, statutes, constitutions, treaties, directives, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which has, or the Company believes is reasonably likely to have, jurisdiction over the Company or the businesses, operations or assets of the Company, as they may be in effect on or prior to the Closing.

"Business Day" means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in the state of Delaware are authorized or required to be closed.

"Code" means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements will be deemed to include references to any applicable successor regulations or amending pronouncement.

"Consents" means all consents, approvals, orders or authorizations of, or registration, qualification, designation, declaration or filing with, any Governmental Entity, and all consents, waivers and approvals of third Persons.

"Contract" means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the reference Person is a party or by which such Person, or any of its properties or assets, is bound or affected.

"Employee Benefit Plans" means the following, whether written or oral and regardless of whether voluntarily sponsored or mandatorily sponsored pursuant to the Applicable Laws of any Governmental Entity: (a) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan; (b) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Plan; (c) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan; (d) any Employee Welfare Benefit Plan or fringe benefit plan or program; (e) any profit sharing, bonus, stock option, stock purchase, consulting, employment, severance or incentive plan, agreement or arrangement; (f) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave; and (g) each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described previously in this definition.

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"Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA and specifically includes, but is not limited to, any plan operated pursuant to the laws of any Governmental Entity other than the United States.

"Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA and specifically includes, but is not limited to, any plan operated pursuant to the laws of any Governmental Entity other than the United States.

"Environmental Law" means any Applicable Law relating or pertaining to the public health and safety (including workplace health and safety) or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, (a) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (c) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; (f) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended; and (h) analogous laws and regulations implemented in the European Union, its member states, and any other country in which the Company conducts business.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"FINRA" means the Financial Industry Regulatory Authority.

"Foreign Export and Import Laws" means the laws and regulations of a foreign government regulating exports, imports or re-exports to or from the foreign country, including the export or re-export of any goods, services or technical data.

"GAAP" means generally accepted accounting principles in the United States.

"Governmental Entity" means any national, state, municipal, provisional, local or foreign government, any instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity or instrumentality or political subdivision thereof, or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions.

"Hazardous Material" means (a) any hazardous waste, hazardous substance, toxic pollutant, hazardous air pollutant or hazardous chemical (as any of such terms may be defined under, or for the purpose of, any Environmental Law); (b) asbestos; (c) polychlorinated biphenyls; (d) petroleum or petroleum products; (e) underground storage tanks, whether empty, filled or partially filled with any substance; (f) any substance the presence of which on the property in question is prohibited under any Environmental Law; or (g) any other substance that under any Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, transportation, removal, discharge or disposal.

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"Indebtedness" without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accredited amount thereof and the amount of accrued and unpaid interest thereon) of a Party, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of a Party for the payment of the purchase price of property or assets purchased; (c) all obligations of a Party to pay rent or other payment amounts under a lease of real or Personal Property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (d) any outstanding reimbursement obligation of a Party with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of a Party; (e) any payment obligation of a Party under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all indebtedness for borrowed money secured by any Lien existing on property owned by a Party, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of a Party in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others; (h) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid; and (i) all obligations of a Party, whether interest bearing or otherwise, owed to any shareholder, or any shareholder's Affiliates.

"Intellectual Property" means all intellectual property rights arising under the laws of the United States or of any other jurisdiction, including all such rights in any of the following: (a) patents, patent applications, statutory invention registrations, including reissues, divisions, continuations, continuations in part, and reexaminations; (b) trademarks, service marks, trade dress, logos, slogans, and all identifiers of source, including all goodwill therein, and any and all common law rights, and registrations and applications for registration thereof, all rights therein, trade names, fictitious business names (d/b/a’s), URL’s and domain names; (c) copyrights and works of authorship in any media (including computer programs, software, databases and compilations, files, applications, Internet site content, and documentation and related items), moral rights, mask works, whether or not registered, and registrations and applications for registration for any of the foregoing; and (d) trade secrets and confidential information, including all source code, documentation, know how, processes, technology, formulae, customer lists, business and marketing plans, inventions, and marketing information.

"Knowledge" means, with respect to a specified Person, the actual knowledge of such specified Person; and as to Corindus will mean the actual knowledge of Corindus' executive officers, and as to the Company, will include the actual knowledge of the Company and the sole officer of the Company.

"Leased Real Property" means all real property currently leased or otherwise used or occupied for the operation of business.

"Legal Proceeding" means any claim, action, suit, settlement, hearing, investigation or proceeding, or governmental inquiry.

"Lien" and "Liens" means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

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"Material Adverse Effect" when used with respect to either the Company or Corindus means any result, occurrence, fact, change, event or effect (whether or not foreseeable or known as of the date of the Closing or covered by insurance) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or would reasonably be expected to be (whether or not such result, occurrence, fact, change, event or effect has, during the period or at any time in question, manifested itself in such party's historical consolidated financial statements) materially adverse to the business, operations, assets, financial condition, results of operations, or capitalization of the Party or (b) the ability of the Party or its shareholders to consummate any transaction contemplated by this Acquisition Agreement or any Transaction Documents, provided that, for purposes of this Acquisition Agreement, a Material Adverse Effect shall not include: (i) changes to the industry or markets in which the business of Corindus operates, (ii) the announcement or disclosure of the transactions contemplated hereunder, (iii) general economic, regulatory or political conditions or changes, (iv) changes in or the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) military action or any act of terrorism, (vi) changes in Applicable Laws or GAAP, (vii) compliance with the terms of this Acquisition Agreement or with any request of the other Party, (viii) any “Act of God”, including, but not limited to, any hurricane, fire, earthquake or other natural disaster, and (ix) the failure of Corindus to meet or achieve the results set forth in any projection, estimate, forecast or plan.

"Permits" means all franchises, permits, certificates, licenses, consents, filings, sanctions, registrations, variances, exemptions, orders, authorizations and approvals from, and declarations and filings with Governmental Entities.

"Permitted Encumbrances" means (a) statutory Liens for current Taxes not yet past due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Financial Statements; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with past practices of a Party for obligations that are not yet past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Financial Statements; (c) Liens on leases of real property arising from the provisions of such leases, including, in relation to Leased Real Property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of such Leased Real Property or the continuation of the business conducted by a Party; (d) pledges or deposits made in the ordinary course of business and consistent with past practices of a Party in connection with workers’ compensation, unemployment insurance and other social security legislation; (e) zoning regulations and restrictive covenants and easements that do not detract in any material respect from the value of each party's leasehold estate in the Leased Real Property and do not materially and adversely affect, impair or interfere with the use by a Party of any property affected thereby and (f) utility easements, to serve or serving the Leased Real Property.

"Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

"Personal Property" means all of the machinery, equipment, equipment structures, machinery, fixtures, hardware, systems, infrastructure, computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts, and other tangible or intangible personal property which are owned or leased by a Party and which are used or held for use in its business or operations.

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"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Tax" or "Taxes" means (a) any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

"Tax Items" means items of income, gain, loss, deduction and credit or other such items.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Taxing Authority" means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

"Transaction Documents" means, collectively, this Acquisition Agreement and each other agreement, document and instrument required to be executed in accordance herewith, prior to or after the Closing.

"U.S. Export and Import Laws" means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1-199) and all other U.S. laws and regulations regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States of America.

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Exhibit B

INTEREST TRANSFER AGREEMENT

This INTEREST TRANSFER AGREEMENT (the "Agreement") dated August ___, 2014, is entered into by and between Corindus, Inc., a Delaware corporation (the "Transferor"), and Your Internet Defender Inc., a Nevada corporation (the "Transferee").

WITNESSETH

WHEREAS, the Transferor is the owner of 100% of the issued and outstanding shares of Corindus Security Corporation, a Delaware corporation (“Corindus Security”).

WHEREAS, the Transferor desires to transfer, as of immediately after, but contingent upon, the Closing (as defined in that certain Securities Exchange and Acquisition Agreement, dated as of August 5, 2014, by and between the Transferor and the Transferee) (the “Effective Time”), all of its ownership interest in Corindus Security (the "Interest") to the Transferee and the Transferee desires to accept such Interest as of the Effective Time on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the parties hereto agree as follows:

Section 1. Agreement to Transfer and Assign: Delivery and Acceptance.

1.1 On the terms and subject to the conditions set forth herein, (i) the Transferor shall transfer, assign, set over and otherwise convey the Interest to the Transferee as of the Effective Time and (ii) as of the Effective Time, the Transferee shall accept, assume, take over and succeed to all of the Transferor’s rights and title to the Interest, and the Transferee covenants and agrees to discharge, perform and comply with, and to be bound by, all the terms, conditions, provisions, obligations, covenants and duties of the Transferor in the Interest. At the Effective Time, or as soon as practicable thereafter, Transferor shall transfer all of the Transferor’s rights and title to the Interest to Transferee by delivery of the certificate(s) representing the Interest, duly endorsed or together with duly executed transfer powers, in form and substance satisfactory to Transferee.

1.2 At the Effective Time, or as soon as practicable thereafter, Transferee shall pay to Transferor One Dollar ($1) as the purchase price for the Interest.

1.3 This Agreement shall be effective immediately after the Closing, but contingent upon the Closing.

Section 2. Representations; Warranties and Covenants.

2.1. The Transferor represents and warrants to the Transferee that:

(a) Organization; Powers. The Transferor has obtained all requisite corporate authority to assign the Interest and has the power and authority to execute, deliver and perform its obligations under this Agreement;

(b) Enforceability. This Agreement has been duly authorized, executed and delivered by the Transferor and constitutes the legal, valid and binding obligations of the Transferor enforceable against the Transferor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(c) Title and Ownership. The Transferor is the sole legal and beneficial owner of the Interest and has full power and lawful authority to transfer, convey and assign to the Transferee all of the Transferor’s rights, title and interest in and to the Interest in the manner contemplated hereby. The provisions of this Agreement, including the delivery by the Transferor to the Transferee of the certificate(s) representing the Interest, duly endorsed or together with duly executed transfer powers, shall be effective to convey to, and vest in, the Transferee ownership of the Interest and the Transferee shall be entitled to exercise all rights as the sole owner of such Interest. After giving effect to the consummation of the transactions contemplated hereby, neither the Transferor nor any person claiming under or through the Transferor shall have any valid claim to or interest in the Interest; and

(d) Liens. The Interest is free from all liens. Upon execution of this Agreement and the delivery by the Transferor to the Transferee of the certificate(s) representing the Interest, duly endorsed or together with duly executed transfer powers, legal title to the Interest and all rights and benefits under the Interest shall pass to the Transferee as of the Effective Time.

2.2. The Transferee represents and warrants to the Transferor that:

(a) Organization: Powers. The Transferee has the power and authority to execute, deliver and perform its obligations under this Agreement; and

(b) Enforceability. This Agreement has been duly authorized, executed and delivered by the Transferee and constitutes the legal, valid and binding obligations of the Transferee enforceable against the Transferee in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.3. All representations, warranties, covenants and agreements of the parties contained herein shall survive the execution and delivery of this Agreement and the closing hereunder.

Section 3. Notices.

Any notice or communication under this Agreement shall be sufficiently given if in writing and mailed by first-class mail, postage prepaid, or delivered in person or by facsimile, email or overnight air courier guaranteeing next day delivery, addressed as on file.

Section 4. Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified, except by an instrument in writing signed by the Transferee and the Transferor.

Section 5. Successors and Assigns.

All covenants in this Agreement made by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

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Section 6. Counterparts.

This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute but one Agreement.

Section 7. Choice of Law.

This Agreement shall be governed in accordance with the laws of the State of Delaware. All disputes under this Agreement shall be resolved by litigation in the courts of the State of Delaware including the federal courts therein and the parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it.

Section 8. Severability.

Any provision of this Agreement that may be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof so long as the economic or legal substance for the transactions contemplated thereby is not affected in any manner adverse to any party. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

TRANSFEROR:

Corindus, Inc.

By:
David M. Handler
Chief Executive Officer

TRANSFEREE:

Your Internet Defender Inc.

By:
Leah Hein
Chief Financial Officer

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Exhibit K

August 5, 2014

TO:	[Insert Name of Corindus Shareholder or Corindus Option or Warrant Holder]

FROM:	David Handler, Chief Executive Officer of Corindus, Inc.

RE:	Exchange of Corindus Securities for YIDI Securities

On August 5, 2014, Corindus, Inc., a Delaware corporation ("Corindus") entered into a Securities Exchange and Acquisition Agreement ("Acquisition Agreement") with Your Internet Defender Inc.a Nevada corporation ("YIDI" or the "Company"), pursuant to which the Company will acquire 100% of Corindus (the "Transaction"). Upon the closing of the Transaction, Corindus and Corindus’ subsidiary, Corindus Security Corporation, a Delaware corporation, will each be wholly owned subsidiaries of YIDI. As soon as practicable after closing, YIDI will change its name to “Corindus Vascular Robotics, Inc.”. YIDI will also facilitate an equity infusion of $2 million into YIDI immediately after closing. The closing of the Transaction is scheduled for no later than August 12, 2014.

The current business of YIDI will be transferred out to an entity owned by a previous YIDI shareholder in exchange for cancellation of a note owed to such previous YIDI shareholder, and the business of Corindus will become the sole business of YIDI going forward. Information regarding YIDI is publicly available under the stock symbol YIDI, but please be aware that this information relates only to the business of YIDI up to the closing (which is being transferred), and not to the business of YIDI after the closing (which will be the business of Corindus).

The closing conditions in the Acquisition Agreement require that (i) all outstanding shares of common stock of Corindus (the "Corindus Shares") be exchanged for shares of common stock of YIDI (the “Company Shares”), (ii) all outstanding options and warrants to purchase shares of common stock of Corindus (the “Corindus Options” and “Corindus Warrants") be exchanged for or converted to options and warrants to acquire Company Shares (the "Company Options" and "Company Warrants"), and (iii) all such shareholders, Option Holders and Warrant Holders be bound to the “Lock Up Agreement” to be provided to you. The undersigned shareholder and/or Option Holder and/or Warrant Holder hereby agrees to exchange the Corindus Shares set forth below for the Company Shares, and/or the Corindus Options set forth below for the Company Options, and/or the Corindus Warrants set forth below for the Company Warrants, all on the terms as set forth in this instrument and in the Acquisition Agreement.

The exchange ratio for converting Corindus Shares into Company Shares will be 25.002070 Company Shares for each Corindus Share (the "Exchange Ratio"). Pursuant to the Exchange Ratio, each Corindus Share outstanding immediately prior to the closing of the Acquisition Agreement will be exchanged for the respective numbers of validly issued, fully paid and non-assessable Company Shares, with all fractional shares to be rounded up to the nearest whole share.

The Corindus Options, following the closing of the Transaction, will be exchanged for Company Options. The Company Options shall cover a number of Company Shares (rounded down to the next whole number of Company Shares) equal to the product of the number of Corindus Shares underlying the Corindus Option immediately prior to the closing of the Transaction multiplied by the Exchange Ratio, and shall have an exercise price per Company Share equal to the per share exercise price of such Corindus Option immediately prior to closing divided by the Exchange Ratio. A similar adjustment shall be made to the terms of any Corindus Warrant. The Corindus Options shall continue to vest and become exercisable following the closing based on the Option Holder’s continued service thereafter on the same time-vesting schedule as applied prior to the closing.

The Company will issue 73,360,287 Company Shares in exchange for the outstanding Corindus Shares and will reserve for issuance 14,064,881 Company Shares issuable upon the exercise of Company Options and Company Warrants.

After giving effect to the issuance of the Company Shares to Corindus Shareholders and the cancellation of other outstanding Company Shares, the number of Company Shares issued and outstanding at closing will be 95,216,587, of which the Corindus shareholders will own 77.05%. After giving additional effect to the Company Shares reserved for issuance pursuant to the Company Options and Company Warrants, the number of Company Shares to be issued and outstanding will be 109,281,468, of which the Corindus shareholders will own 80%.

In order to effectuate the exchange of your Corindus Shares, Corindus Options and Corindus Warrants, as applicable, we are providing this instruction and transmittal letter. By completing this letter and signing below, you are confirming the representations and warranties that follow and agreeing to such exchange.

Representations and Warranties

1. Exchange of Corindus Shares and Corindus Options and Corindus Warrants, as applicable:

(a) Title to Corindus Shares: The undersigned holder of Corindus Shares confirms that (A) such shareholder owns such Corindus Shares free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except for certain restrictions on transfer imposed by federal and state securities laws; (B) the shareholder has the full and unrestricted legal right, power and authority to sell, assign, transfer, or convert such Corindus Shares without obtaining the consent or approval of any other person or governmental authority, and the delivery of such Corindus Shares for exchange pursuant to the Acquisition Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, claims and restrictions of every kind, except for certain restrictions on transferability imposed by federal and state securities laws; and (C) the execution of the Acquisition Agreement by Corindus and Company and the consummation of the Transaction contemplated thereby will not constitute a default under any provision of any agreement by which the shareholder is bound.

(b) Title to Options and/or Warrants: The undersigned holder of Corindus Options and/or Corindus Warrants ("Option Holder” and/or “Warrant Holder" as the case may be) confirms that (A) such Option Holder and/or Warrant Holder owns such Corindus Options and/or Corindus Warrants free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except for certain restrictions on transfer imposed by federal and state securities laws; (B) the undersigned Option Holder and/or Warrant Holder has the full and unrestricted legal right, power and authority to sell, assign, transfer, or exchange the Corindus Options and/or Corindus Warrants without obtaining the consent or approval of any other person or governmental authority, and the delivery of such securities for exchange pursuant to the Acquisition Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, claims and restrictions of every kind, except for certain restrictions on transferability imposed by federal and state securities laws or the terms of the applicable Corindus Options or Corindus Warrants themselves; and (C) the execution of the Acquisition Agreement by Corindus and Company and the consummation of the Transaction contemplated thereby will not constitute a default under any provision of any agreement by which the undersigned Option Holder and/or Warrant Holder is bound.

(c) Authorization: The undersigned shareholder and/or Option Holder and/or Warrant Holder confirms that when this instrument is executed and delivered, it will constitute the valid and binding obligations of the shareholder and/or Option Holder and/or Warrant Holder, enforceable in accordance with its terms.

(d) Consent: The undersigned shareholder and/or Option Holder and/or Warrant Holder confirms that no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of the shareholder and/or Option Holder and/or Warrant Holder is required in connection with the execution and delivery of this letter or the consummation of any other transaction contemplated thereby, except as shall have been duly taken or effected prior thereto.

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(e) Company Shares to be Issued in Exchange: The undersigned acknowledges that all Company Shares to be received by the shareholder, Option Holder and/or Warrant Holder hereunder or under such Company Option and/or Company Warrant will be restricted in their resale as provided in the Securities Act, shall contain a legend as required by Rule 144 promulgated under the Securities Act ("Rule 144"), and shall contain an additional legend with respect to a Lock-Up Agreement, which legends will read as follows:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT DATED [____], 2014, BETWEEN THE COMPANY AND THE STOCKHOLDER LISTED ON THE FACE HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK-UP AGREEMENT.

(f) Company Shares Acquired as Investment. The Corindus shareholder is acquiring Company Shares solely for such shareholder’s own account, for investment purposes, and is not acquiring Company Shares with a view to or for the resale, distribution, subdivision or fractionalization thereof. The undersigned Corindus shareholder has no present plans to enter into any such contract, undertaking, agreement, or arrangement, and further understands that the Company Shares may only be resold pursuant to an effective registration statement under the Securities Act, or pursuant to some other available exemption.

(g) The undersigned Corindus shareholder and/or Option Holder and/or Warrant Holder hereby acknowledges, in connection with the exchange of Corindus Shares and/or Corindus Options and/or Corindus Warrants, that no representation has been made to the shareholder and/or Option Holder and/or Warrant Holder by representatives of the Company regarding its business, assets or prospects other than that set forth herein.

(h) The undersigned Corindus shareholder acknowledges that such shareholder is either an "accredited investor" within the meaning of Regulation D under the Securities Act or has sufficient knowledge and experience in financial matters to be capable of evaluating the merits and risks of exchanging such shareholder’s Corindus Shares for Company Shares and is able to bear the economic risk of the transactions contemplated hereby.

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(i) Deductions: The undersigned shareholder and/or Option Holder and/or Warrant Holder understands that the Company is entitled to deduct and withhold from any consideration payable or otherwise deliverable to any shareholder and/or Option Holder and/or Warrant Holder pursuant to the Acquisition Agreement, such amounts as the Company may be required to deduct or withhold therefrom under the Internal Revenue Code or under any applicable provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid.

(j) Corindus Shares, Corindus Options and Corindus Warrants Owned and to be Exchanged:

Corindus Securities Owned	Company Securities to be Issued Upon Exchange	Restrictive Terms
___________ Corindus Shares	__________ Company Shares	Restricted pursuant to 1(e) above.
___________ Corindus Options with exercise price of $______ per share.	__________ Company Options with exercise price of $______ per share. All vesting and expiration dates remain the same.	Restricted pursuant to l (e) above.
___________ Corindus Warrants with exercise price of $______ per share.	__________ Company Warrants with exercise price of $______ per share. All vesting and expiration dates remain the same.	Restricted pursuant to l (e) above.

The above-listed Company Shares are to be issued as follows:

Name of Shareholder: _________________________________________________________

If Entity, Name/Title of Managing Individual: _____________________________________________

Mailing Address: __________________________________________________________________

Tax Identification Number: ___________________________________________________________

The above-listed Company Options and Company Warrants will be issued to the present Option Holder and/or Warrant Holder. Please indicate below if there has been an address change:

__________________________________________________________________________________

__________________________________________________________________________________

(Signature page follows)

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(signature page to Corindus Shareholder Approval Letter)

Dated:	_____________________, 2014
________________________, Shareholder

Dated:	_____________________, 2014
________________________, Option Holder

Dated:	_____________________, 2014
________________________, Warrant Holder

Witnessed by:

Dated: __________________, 2014
Witness Signature

Printed Witness Name

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